UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. ___)

Filed by the Registrant ☒	Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Pactiv Evergreen Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

2023
PROXY STATEMENT AND NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

pactiv evergreen™

Pactiv Evergreen Inc.
1900 West Field Court, Lake Forest, Illinois 60045

NOTICE OF 2023 ANNUAL MEETING OF SHAREHOLDERS
To Be Held on June 7, 2023

To Our Shareholders:

You are cordially invited to attend the 2023 Annual Meeting of Shareholders, which we refer to as the Annual Meeting, of Pactiv Evergreen Inc., to be held in virtual meeting format only at 2:00 p.m. Central Daylight Time, Wednesday, June 7, 2023, for the following purposes:

1.	to elect the six nominees named in the accompanying Proxy Statement to our Board of Directors, each to serve until the next Annual Meeting and until his or her successor is duly elected and qualified or until his or her earlier resignation or removal;

2.	to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2023;

3.	to approve a non-binding advisory resolution approving the compensation of our named executive officers in 2022; and

4.	to transact any other business that may properly be brought before the Annual Meeting or any adjournments or postponements thereof.

To join the meeting webcast, go to www.virtualshareholdermeeting.com/PTVE2023. The meeting webcast will begin promptly at 2:00 p.m. Central Daylight Time. We encourage you to access the meeting before the start time. Online check-in will begin at 1:45 p.m. Central Daylight Time, and you should allow ample time for the check-in procedures. If you experience technical difficulties during the check-in process or during the meeting, please consult the information regarding technical assistance available at www.virtualshareholdermeeting.com/PTVE2023.

The Annual Meeting will be a completely virtual meeting of shareholders. You will not be able to attend the Annual meeting in person. As described in more detail in the accompanying Proxy Statement, our Board of Directors believes that holding a virtual meeting facilitates attendance, increases participation and communication and offers significant time and cost savings to us and our shareholders and therefore has chosen this over an in-person meeting.

As of the date of this notice, we have not received notice of any matters, other than those set forth above, that may properly be presented at the Annual Meeting. If any other matters are properly presented for consideration at the meeting, the persons named as proxies on the Proxy Card are authorized to vote the shares represented by proxy, or to otherwise act, on those matters in accordance with their judgment.

Our Board of Directors has fixed the close of business on April 10, 2023 as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual Meeting. As permitted by rules adopted by the U.S. Securities and Exchange Commission, we are furnishing our Proxy Statement, Annual Report on Form 10-K for the year ended December 31, 2022 and Proxy Card over the Internet to our shareholders. This means that our shareholders will receive only a notice containing instructions on how to access the proxy materials over the Internet. If you would like to receive a paper copy of the proxy materials, the notice contains instructions on how you can request copies of these documents. On or about April 27, 2023, we will commence mailing a notice to shareholders containing instructions on how to access the Proxy Statement, including the accompanying notice and form of proxy and the Annual Report and information on how to vote.

Your vote is important. Please read the Proxy Statement and then, regardless of whether you are able to attend the Annual Meeting, vote your shares as promptly as possible. Please note that in the absence of specific instructions as to how to vote, brokers may not vote your shares on the election of directors or the non-binding proposal to approve the compensation of the named executive officers for 2022. You may revoke your proxy and change your vote by entering new instructions on either the telephone or Internet voting system before 11:59 p.m. Eastern Daylight Time on June 6, 2023, by submitting a proxy with a later date before the polls close at the Annual Meeting, by delivering a written revocation to our Corporate Secretary that is received before the polls close at the Annual Meeting or by voting your shares at the virtual Annual Meeting. Please note that voting in advance in any of the ways described will not

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prevent you from attending the Annual Meeting virtually should you choose to do so. Even if you cannot attend the Annual Meeting, please vote your shares as promptly as possible.

By order of the Board of Directors,

Chandra J. Mitchell

Corporate Secretary

April 27, 2023

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 7, 2023

Our Proxy Statement, including the accompanying notice and form of proxy and our Annual Report, are available online at www.proxyvote.com. The Notice of Annual Meeting of Shareholders to be held on June 7, 2023, the accompanying Proxy Statement and the Company’s Annual Report on Form 10-K are available, free of charge, at www.proxyvote.com.

The Notice contains instructions on how to access our proxy materials and vote over the Internet at www.proxyvote.com and how shareholders can receive a paper copy of our proxy materials, including the accompanying Proxy Statement, a Proxy Card or voting instruction card and our Annual Report on Form 10-K. Shareholders can also request to receive future proxy materials in printed form by contacting our Corporate Secretary by mail at Pactiv Evergreen Inc., 1900 West Field Court, Lake Forest, Illinois 60045, Attention: Corporate Secretary, or electronically by email at corpsec@pactivevergreen.com.

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Pactiv Evergreen 2023 Proxy Statement	3

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Questions and Answers About the Proxy Materials
and the 2023 Annual Meeting of Shareholders

What is the purpose of the Annual Meeting?

The purpose of the Annual Meeting is to vote on the following proposals:

1.	to elect the six nominees named in the accompanying Proxy Statement to the Board of Directors, each to serve until the next Annual Meeting and until his or her successor is duly elected and qualified or until his or her earlier resignation or removal;

2.	to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2023;

3.	to approve a non-binding advisory resolution approving the compensation of our named executive officers in 2022; and

4.	to transact any other business that may properly be brought before the Annual Meeting or any adjournments or postponements thereof.

Why am I receiving these materials?

The Board of Directors of Pactiv Evergreen Inc. is furnishing you this Proxy Statement and the accompanying Proxy Card to solicit your proxy to vote your shares at our Annual Meeting or at any adjournments or postponements thereof. The Annual Meeting will be held by an interactive webcast and will be called to order at 2:00 p.m. Central Daylight Time on Wednesday, June 7, 2023. To join the meeting webcast, please go to www.virtualshareholdermeeting.com/PTVE2023. Online check-in will begin at 1:45 p.m. Central Daylight Time.

You will need the 16-digit control number on your Proxy Card to join the meeting. On or about April 27, 2023, we will commence mailing a notice to shareholders containing instructions on how to access the Proxy Statement, including the accompanying notice and form of proxy and the Annual Report, and information on how to vote. These materials are available on the Internet at www.proxyvote.com, but we will promptly deliver printed versions of these materials to you by mail upon your request.

Who can vote at the Annual Meeting?

The outstanding voting securities of Pactiv Evergreen Inc. are shares of common stock, par value $0.001 per share. There were 178,277,047 shares outstanding as of April 10, 2023. Only shareholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting.

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record as of April 10, 2023, the Record Date, you may vote online during the virtual Annual Meeting. Alternatively, you may vote by proxy over the Internet by using the accompanying Proxy Card. Whether or not you plan to attend online the virtual Annual Meeting, we encourage you to vote by proxy to ensure that your vote is counted. Even if you have submitted a proxy before the Annual Meeting, you may still attend the Annual Meeting and vote. If you do, your previously submitted proxy will be disregarded.

●	To vote at the virtual Annual Meeting, you will need the 16-digit control number included on your Proxy Card or voting instruction form. The meeting webcast will begin promptly at 2:00 p.m. Central Daylight Time. We encourage you to access the meeting before the start time. Online check-in will begin at 1:45 p.m. Central Daylight Time, and you should allow ample time for the check-in procedures. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the phone number shown on the Virtual Meeting website on the meeting date.

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●	To vote by proxy by mail before the Annual Meeting, simply complete, sign and date the accompanying Proxy Card and return it promptly. If you request the printed version of the materials, we will provide an envelope for you to use in returning the completed Proxy Card by mail. If you return your signed Proxy Card to us before the Annual Meeting, we will vote your shares in accordance with the Proxy Card.

●	To vote by proxy over the Internet before the Annual Meeting, please follow the instructions as directed on the enclosed Proxy Card or on the Notice of Internet Availability.

●	To vote by proxy by telephone before the Annual Meeting, please call the toll-free number found on the enclosed Proxy Card or on the Notice of Internet Availability.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and that organization has forwarded these proxy materials to you. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you may direct your broker or other agent on how to vote the shares in your account.

If you are a beneficial owner as described above, you should have received a Proxy Card and voting instructions with these proxy materials from the brokerage firm, bank, dealer or other similar organization that holds your shares, rather than from us. Simply complete and mail the Proxy Card to ensure that your vote is counted. To vote online at the virtual Annual Meeting, you must obtain a valid proxy from your broker, bank, dealer or other agent and follow the accompanying instructions included with these proxy materials.

We provide Internet proxy voting to allow you to vote your shares online before the Annual Meeting, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How do I vote?

●	For Proposal No. 1, you may either vote “For” all of the nominees to the Board or you may “Withhold” your vote from any nominee you specify. Although there are seven seats on the Board, the Board only nominated six persons for election to the Board, and no other nominations were received; proxies cannot be voted for a greater number of persons than the number of nominees named.

●	For Proposals No. 2 and 3, you may either vote “For” or “Against” or abstain from voting.

Please note that by casting your vote by proxy you are authorizing the individuals listed on the Proxy Card to vote your shares in accordance with your instructions and in their discretion with respect to any other matter that properly comes before the Annual Meeting or any adjournments or postponements thereof.

How are votes counted?

Votes will be counted by the Inspector of Election appointed for the Annual Meeting who will separately count:

●	For Proposal No. 1, votes “For,” “Withheld” and broker non-votes.

●	For Proposal No. 2, votes “For” and “Against” and abstentions. Abstentions will not be counted as votes cast.

●	For Proposal No. 3, votes “For” and “Against,” abstentions and broker non-votes. Abstentions and broker non-votes will not be counted as votes cast.

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What are “broker non-votes”?

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares on “routine” items, but not on “non-routine” items. See below for more information on: “—Which ballot measures are considered “routine” or “non-routine”?”

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in “street name,” the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not give voting instructions, the broker or nominee can still vote the shares on matters that are considered to be “routine,” but not on “non-routine” matters. If a broker, bank, custodian, nominee or other record holder of common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes on that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

Which ballot measures are considered “routine” or “non-routine”?

Proposals No. 1 and 3 are considered “non-routine” under applicable rules. A broker or other nominee cannot vote without instructions on “non-routine” matters, and therefore there may be broker non-votes on Proposals No. 1 and 3.

Proposal No. 2, the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2023, is considered “routine” under applicable rules. A broker or other nominee may generally vote on “routine” matters without instruction, and therefore no broker non-votes are expected for Proposal No. 2.

How many votes are needed to approve the proposal?

Directors are elected by a plurality of the votes cast. This means that, for Proposal No. 1, the six individuals nominated for election to the Board who receive the most “FOR” votes (among votes properly cast at the Annual Meeting or by proxy) will be elected. “Withhold” votes and broker non-votes will not affect the outcome of this proposal.

The affirmative vote of the majority of the votes cast on the proposal is required for approval of Proposals No. 2 and 3. Abstentions and broker non-votes (where applicable) will have no effect on the outcome of these proposals.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date.

What if I return a Proxy Card but do not make specific choices?

If we receive a signed and dated Proxy Card and the Proxy Card does not specify how your shares are to be voted, your shares will be voted “For” the election of each of the nominees for director, “For” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm and “For” the approval of a non-binding advisory resolution approving the compensation of our named executive officers in 2022. If any other matter is properly presented at the Annual Meeting, the persons named in your proxy have discretion to vote your shares in their discretion.

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What does it mean if I receive more than one set of materials?

If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. To vote all the shares you own, you must either sign and return all of the Proxy Cards or follow the instructions for any alternative voting procedure on each of the Proxy Cards.

Can I change my vote or revoke my proxy after submitting my proxy?

Yes. You can change your vote or revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

●	You may submit another properly completed proxy with a later date.

●	You may send a written notice that you are revoking your proxy to our Corporate Secretary, at Pactiv Evergreen Inc., 1900 West Field Court, Lake Forest, Illinois 60045, Attention: Corporate Secretary.

●	You may attend the virtual Annual Meeting and vote online. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by that organization.

What is the deadline to propose actions for consideration at next year’s annual meeting or to nominate individuals to serve as directors?

If you wish to submit a shareholder proposal pursuant to Rule 14a-8 of the Exchange Act, to be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 29, 2023 to Pactiv Evergreen Inc., 1900 West Field Court, Lake Forest, Illinois 60045, Attention: Corporate Secretary or by email at corpsec@pactivevergreen.com. Pursuant to our bylaws, for a shareholder to present a proposal at the 2024 annual meeting, other than proposals to be included in the proxy statement under Rule 14a-8, including the nomination of a director, the shareholder must give timely notice in writing to the Corporate Secretary at Pactiv Evergreen Inc., 1900 West Field Court, Lake Forest, Illinois 60045, which must be received between December 10, 2023 and February 8, 2024. If the date of the 2024 annual meeting is before May 8, 2024 or after August 6, 2024, then, to be timely, the notice must be received by the Company no earlier than 120 days before the date of the 2024 annual meeting and no later than the later of 70 days before the date of that meeting or the 10th day after the day on which we first publicly announce the date of that meeting. In addition to satisfying the requirements of our bylaws, including the earlier notice deadlines set forth above and therein, to comply with universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also provide notice that sets forth the information required by Rule 14a-19 of the Exchange Act no later than April 8, 2024, unless the date of the 2024 annual meeting is before May 8, 2024 or after July 7, 2024, in which case the notice must be provided by the later of 60 days before the date of the annual meeting or the 10th day after the day on which we first publicly announce the date of that meeting. Shareholders must be shareholders of record at the time of providing the notice and at the time of the annual meeting in order to make the proposal.

To be in proper written form, a shareholder’s notice to our Corporate Secretary must set forth as to each matter of business the shareholder intends to bring before the annual meeting (1) a brief description of the business, the text of the proposal or business, the reasons for conducting the business and any material interest in such business of such shareholder (and of any beneficial owner on whose behalf the proposal is made; all further references to the shareholder in this paragraph apply similarly with respect to such beneficial owners, if any), (2) the name and address of the shareholder, (3) the class or series and number of shares of our capital stock held of record by the shareholder, (4) a description of any agreement, arrangement or understanding between such shareholder and any other person or persons (including their names) in connection with the proposal of such business, (5) a description of any agreement, arrangement or understanding that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such shareholder with respect to our securities, (6) a representation that the shareholder is a holder of record of our stock entitled to vote at the annual meeting and intends to appear in person or by proxy at the meeting to bring such business before the meeting, (7) a representation

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as to whether such shareholder intends or is part of a group that intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the voting power of our outstanding capital stock required to approve or adopt the proposal or otherwise to solicit proxies from shareholders in support of such proposal, (8) any other information relating to such shareholder or proposed business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such proposal pursuant to Section 14 of the Exchange Act and (9) such other information relating to any proposed item of business as we may reasonably require to determine whether such proposed item of business is a proper matter for shareholder action. In addition, to be in proper written form, a shareholder’s notice to the Corporate Secretary must be supplemented not later than 10 days after the record date to disclose the information contained in clauses (3), (4) and (5) in this paragraph as of the record date.

Further, to be in proper written form, a shareholder’s notice to our Corporate Secretary must set forth, as to each nominee whom the shareholder proposes to nominate for election or reelection as a director, (1) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, (2) a reasonably detailed description of any compensatory, payment or other financial agreement, arrangement or understanding that such person has with any other person or entity other than us, including the amount of any payment or payments received or receivable thereunder, in each case in connection with candidacy or service as a director, and (3) the information required by clauses (2) through (9) of the immediately foregoing paragraph (substituting references to the proposal with references to the nominees). Additionally, to be in proper written form, the notice must be supplemented no later than 10 days after the record date in the same manner as described in the last sentence of the immediately foregoing paragraph.

The foregoing summary is qualified in its entirety by reference to Rule 14a-8 and to our bylaws, each of which contain additional details on the requirements for advance notice of shareholder proposals and director nominations that we strongly advise shareholders to review before considering submitting such proposals and nominations.

What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid meeting. A quorum is present if the holders of a majority of the voting power of the issued and outstanding shares of our common stock generally entitied to vote at the Annual Meeting are present online at the virtual Annual Meeting or represented by proxy. Your shares will be counted towards the quorum only if you submit a valid proxy or attend the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the Chairperson of the Annual Meeting or a majority in voting power of the shareholders entitled to vote at the Annual Meeting, present online or represented by proxy, may adjourn the Annual Meeting to another time or place.

How can I find out the results of the voting at the Annual Meeting?

Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting.

Who can help answer my questions?

If you have questions about the proposals or if you need additional copies of the proxy materials, you should contact our Corporate Secretary by mail at Pactiv Evergreen Inc., 1900 West Field Court, Lake Forest, Illinois 60045, Attention: Corporate Secretary, or electronically by email at corpsec@pactivevergreen.com.

To obtain timely delivery, our shareholders must request the proxy materials on or before May 24, 2023.

Who will solicit and pay the cost of soliciting proxies?

We will pay the cost of soliciting proxies for the Annual Meeting. We will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to beneficial owners of shares and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, mail, on the Internet or at the Annual Meeting. They will not be paid any additional amounts for soliciting proxies.

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Why is Pactiv Evergreen conducting the Annual Meeting as an exclusively virtual, online meeting?

This is the third year we have conducted an exclusively virtual annual meeting. Our virtual annual meetings afford each shareholder equivalent or greater rights and opportunities to participate in our annual meetings than they would have at an in-person meeting; for example, the virtual format allows shareholders to communicate with us before and during the meeting so that they can ask questions of our Board or management. At the same time, we believe that holding the Annual Meeting solely on the Internet facilitates shareholder attendance and will increase shareholder participation and communication by enabling each shareholder to interact with us fully and equally, in real time, from any location around the world at no cost. A virtual annual meeting also makes it possible for more shareholders (regardless of the size of their holdings or their resources or physical location) to have direct access to information more quickly while offering us and our shareholders significant time and cost savings. We are aware of members of the investor community who believe that virtual annual meetings do not present sufficient opportunities for shareholders to interact with directors and management. While we are not aware of any of our shareholders having concern about our virtual meetings, our Board intends to continue carefully reviewing and considering alternative meeting platforms for future annual meetings.

How do I attend the Annual Meeting?

You may attend the Annual Meeting live on the Internet at www.virtualshareholdermeeting.com/PTVE2023. Shareholders will need the 16-digit control number provided on their Proxy Card, voting instruction form or notice. We suggest you log in at least 15 minutes before the start of the meeting. As discussed above, you cannot attend the Annual Meeting in person.

Can I ask questions at the Annual Meeting?

Shareholders as of our Record Date will have an opportunity to submit questions live on the Internet during the meeting. Questions must pertain to meeting matters, and the question and answer session will be subject to time constraints and rules of conduct. Questions regarding personal matters, including those relating to employment or product issues, are not pertinent to meeting matters and will not be answered.

How to Participate in the Annual Meeting

Online:

1.  Visit www.virtualshareholdermeeting.com/PTVE2023; and

2.  Enter the 16-digit control number included on your Notice Regarding the Availability of Proxy Materials, on your Proxy Card (if you received a printed copy of the proxy materials) or on the instructions that accompanied your proxy materials.

You may begin to log into the meeting platform beginning at 1:45 p.m. Central Daylight Time on June 7, 2023. The meeting will begin promptly at 2:00 p.m. Central Daylight Time.

Without Internet Access:

Call (877) 346-6110 (toll free) or (314) 696-0511 (international) to listen to the meeting proceedings. You will not be able to vote your shares or submit questions during the meeting.

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Certain Matters Relating to the Proxy Materials
and Annual Report

Electronic Access of Proxy Materials and Annual Report

Our Proxy Statement, including the accompanying notice and form of proxy, and Annual Report are available at www.proxyvote.com. A free paper copy of any of these documents may be requested by contacting the Corporate Secretary in writing at Pactiv Evergreen Inc., 1900 West Field Court, Lake Forest, Illinois 60045.

“Householding” of Proxy Materials and Annual Reports for Record Owners

Securities and Exchange Commission, or SEC, rules permit us, with your permission, to deliver a single proxy statement and annual report to any household at which two or more shareholders of record reside at the same address. Each shareholder will continue to receive a separate Proxy Card. This procedure, known as “householding,” reduces the volume of duplicate information you receive and reduces our expenses. Shareholders of record voting by mail can choose this option by marking the appropriate box on the Proxy Card included with this Proxy Statement. Shareholders of record voting via telephone or over the Internet can choose this option by following the instructions provided by telephone or over the Internet, as applicable. Once given, a shareholder’s consent will remain in effect until he or she revokes it by notifying our Corporate Secretary as described above. If you revoke your consent, we will begin sending you individual copies of future mailings of these documents within 30 days after we receive your revocation notice. Shareholders of record who elect to participate in householding may also request a separate copy of future proxy statements and annual reports by writing to the Corporate Secretary at Pactiv Evergreen Inc., 1900 West Field Court, Lake Forest, Illinois 60045 or by phone at (847) 482-2000.

Separate Copies for Beneficial Owners

Institutions that hold shares in “street name” for two or more beneficial owners with the same address are permitted to deliver a single proxy statement and annual report to that address. Any such beneficial owner can request a separate copy of this Proxy Statement or the Annual Report by contacting our Corporate Secretary as described below. Beneficial owners with the same address who receive more than one Proxy Statement and Annual Report may request delivery of a single Proxy Statement and Annual Report by contacting the Corporate Secretary in writing at Pactiv Evergreen Inc., 1900 West Field Court, Lake Forest, Illinois 60045.

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DIRECTORS, EXECUTIVE OFFICERS and Corporate Governance

Directors and Executive Officers

The following table sets forth the names, ages and positions of our executive officers and members of our Board of Directors, which we refer to as the Board, as of March 31, 2023:

Name	Age	Position
Non-Employee Directors
LeighAnne G. Baker	64	Chairperson of the Board
Duncan J. Hawkesby	48	Director
Allen P. Hugli	60	Director
Rolf Stangl	51	Director
Felicia D. Thornton	59	Director
Executive Officers
Michael J. King	43	President, Chief Executive Officer and Member of the Board
Jonathan H. Baksht	48	Chief Financial Officer
Douglas E. Owenby	62	Chief Operations Officer
Chandra J. Mitchell	49	Chief Legal Officer and Corporate Secretary
Timothy A. Levenda	55	President of Foodservice
Byron J. Racki (1)	45	President of Beverage Merchandising
Eric A. Wulf (1)	41	President of Food Merchandising

(1)	Effective April 1, 2023, our Beverage Merchandising segment was consolidated with our Food Merchandising segment into the combined Food and Beverage Merchandising segment. As part of this consolidation, and also effective on April 1, 2023, Mr. Wulf was named President of Food and Beverage Merchandising and Mr. Racki was named Chief Growth Officer.

Board of Directors

Michael J. King has served as a member of the Board since September 2020 and as our President and Chief Executive Officer, or CEO, since March 2021. Before his appointment as our President and CEO, Mr. King served as CEO of Graham Packaging Company Inc., which we refer to as Graham Packaging, a plastic packaging company and one of our affiliates through common ownership by our controlling shareholder, Packaging Finance Limited, which we refer to as PFL, from 2018 to 2021 and as President of FRAM Group, a vehicle replacement parts and car-care company that was indirectly owned by Mr. Graeme Richard Hart, who beneficially owns PFL, from 2015 to 2017. Mr. King also held various leadership positions within TI Automotive Fuel Systems SAS, an automotive fuel systems provider, Lear Corporation, an automotive seating and electrical systems company, and Huhtamäki Oyj, a food packaging company. Mr. King has served on the Board of Directors of Graham Packaging since 2018. Mr. King received an MBA from Louisiana State University and a B.S. in Polymer Chemistry from Ferris State University.

We believe that Mr. King is qualified to serve as a member of the Board because of his extensive industry and management experience.

LeighAnne G. Baker has served as the Chairperson of the Board since June 2022, and as an independent member of the Board, the Chairperson of its Compensation Committee and a member of its Audit Committee, since September 2020. Ms. Baker currently serves on the Board of Directors of ABM Industries Incorporated, a facility management provider. Ms. Baker previously served as the Chief Human Resources Officer of Cargill, Inc., a global food and agriculture corporation, from 2014 to 2020. Before joining Cargill, Ms. Baker served as the Chief Human Resources Officer at Hertz Global Holdings, Inc., a car rental company, and at the Reynolds and Reynolds Company, a provider of professional services for car dealerships. She also held numerous leadership positions in operations and human resources at The Timken Company, a manufacturer of bearings and power transmission products. Ms. Baker received an M.S. in Management from the Graduate School of Business at Stanford University, an MBA from Ashland University and a B.A. in Mathematics from Capital University.

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We believe that Ms. Baker is qualified to serve as a member of the Board because of her experience as a senior executive and board member for public and private companies across multiple industries.

Duncan J. Hawkesby has served as a member of the Board since June 2022. Mr. Hawkesby has served as the Managing Director of Hawkesby Management Limited, a private investment company, since 2018, and as a Director of TaxGift Limited, a New Zealand-based company that enables individuals to donate tax credits to charities and schools, since 2021. He previously served as the Managing Director of Fliway Limited, one of New Zealand’s largest independent, locally-owned specialized transport and logistics companies, from 2006 to 2018, and continues to serve on the board of directors of Fliway’s joint venture with United Parcel Services, United Parcel Service – Fliway (NZ) Limited. Before joining Fliway, Mr. Hawkesby served as Managing Director of Nature’s Oven Limited, a manufacturer of retail food products, from 2000 until 2005. He holds a Bachelor of Commerce from the University of Otago. Mr. Hawkesby is Mr. Hart’s son in law.

We believe that Mr. Hawkesby is qualified to serve as a member of the Board because of his experience as a senior executive and board member for public and private companies across multiple industries.

Allen P. Hugli has served as a member of the Board since January 2020, and as Chairperson of its Nominating and Corporate Governance Committee, which we refer to as the Nominating Committee, and as a member of its Compensation Committee, since September 2020. He also served on its Audit Committee from September 2020 to August 2021. Mr. Hugli served as our CFO from 2009 until September 2020. He currently serves as the CFO and a member of the Board of Directors of Rank Group Limited, which we refer to as Rank, one of our affiliates through common beneficial ownership by Mr. Hart, and as an officer and/or member of the board of directors of numerous other entities owned by Mr. Hart, including PFL. He has been a senior executive of Rank since 1993. Mr. Hugli previously held positions in financial management and audit practices in Australia, Canada and New Zealand. He serves on the Board of Directors of Reynolds Consumer Products Inc., which we refer to as RCP, a provider of consumer cooking, waste and storage and tableware products and one of our affiliates through common ownership by PFL. Mr. Hugli received a Bachelor of Commerce (Honours) from Queen’s University at Kingston. He holds a CPA CA designation from the Chartered Professional Accountants of Canada.

We believe that Mr. Hugli is qualified to serve as a member of the Board because of his extensive industry and finance, accounting and senior management experience.

Rolf Stangl has served as an independent member of the Board, and as a member of its Nominating Committee, since September 2020, as a member of its Audit Committee since August 2021 and as a member of its Compensation Committee since July 2022. Since January 2022, Mr. Stangl has served as a Senior Advisor to Apollo Global Management Inc. and as a member of the Board of Directors of Reno de Medici S.p.A., a leading producer of recycled cartonboard in Europe. Since October 2022, he has served as a member of the Board of Directors, and from January 2023 through March 2023 as interim co-CEO, of Ingenico, a portfolio company of Apollo specializing in payments solutions. Mr. Stangl served as CEO of SIG Combibloc Group AG, a Swiss aseptic packaging provider, from 2008 to December 2020. Before becoming CEO of SIG in 2008, Mr. Stangl held a number of positions within SIG, including Head of Corporate Development and M&A, Chief Executive Officer of SIG Beverage (a division subsequently divested) and Chief Market Officer. Previously, he was an Investment Director for small and mid-cap buyouts at a family office in the United Kingdom and a Senior Consultant with Roland Berger Strategy Consultants in Germany. He received a Bachelor of Business Administration from the École Supérieure de Commerce de Reims and the European School of Business at Reutlingen.

We believe that Mr. Stangl is qualified to serve as a member of the Board because of his industry and management experience, including as an executive at another company in our industry.

Felicia D. Thornton has served as an independent director on the Board, and as the Chairperson of its Audit Committee, since September 2020, and as a member of its Nominating Committee since July 2022. She currently serves as Chairperson of the Board of Directors of Number Holdings, Inc., the holding company for 99 Cents Only Stores, an extreme value retail store operator, having previously held executive positions within that company since 2015, including Interim CEO and CFO. Formerly, Ms. Thornton served as Co-CEO, COO and President of Demoulas Super Markets, Inc., a privately held supermarket chain operator, CEO, U.S., of Knowledge Universe Education LLC, a private early childhood education company, and CFO of Albertson’s Companies Inc., a supermarket chain operator. She also currently serves on the Boards of Directors and as Chairperson of the Audit Committees of Ares Acquisition Corporation, a special purpose acquisition company that has entered into definitive documentation with respect to a currently-pending merger with X-Energy Reactor Company, LLC, Convergint Technologies LLC, a security, fire alarm, life safety, audio-visual and building automation solution provider, and CoolSys, Inc., a retail, commercial and industrial refrigeration and HVAC provider. Further, she serves on the Board of Directors and as Chairperson of the Nominating and Corporate Governance Committee of Floor & Décor Holdings, Inc., a specialty retailer and commercial flooring distributor of hard surface flooring. Ms. Thornton is a fellow of the National Association of Corporate Directors and a member of the Latino Corporate Director Association. She received an MBA from the University of Southern California and a B.S. in Economics from Santa Clara University.

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We believe that Ms. Thornton is qualified to serve as a member of the Board because of her extensive executive, finance, corporate strategy, M&A, integration and board experience.

Executive Officers

Jonathan H. Baksht has served as our Chief Financial Officer, or CFO, since May 2022. Before that, he served as CFO of Valaris Limited, which we refer to as Valaris, a global offshore contract drilling company, from November 2015 until September 2021, before which he served in various other roles in Valaris’ finance department. On August 19, 2020, Valaris filed for a Chapter 11 financial restructuring in the United States Bankruptcy Court for the Southern District of Texas. Valaris emerged from bankruptcy on May 1, 2021. Before Valaris, Mr. Baksht served as a Senior Vice President at Goldman Sachs & Co. within the Investment Banking Division. Mr. Baksht served as a member of the Board of Directors of ARO Drilling, a joint venture between the Saudi Arabian Oil Company and Valaris, from April 2019 until September 2021, and since January 2022 has served as a member of the Board of Directors of Duxion Motors Inc., a company that designs and manufactures electric motors for the aviation and marine industries. He holds a B.S. with High Honors in Electrical Engineering from the University of Texas at Austin and an MBA from the Kellogg School of Management at Northwestern University.

Douglas E. Owenby has served as our Chief Operations Officer, or COO, since joining us in September 2021. Before then, he served as COO at Graham Packaging from December 2018 to September 2021, and as COO at Nexteer Automotive, an automotive steering and driveline business, from 2013 until December 2018. Before Nexteer, Mr. Owenby served in various other leadership roles at Benteler International AG, an automotive technology company, BorgWarner Inc., an automotive supplier, and Bombardier Recreational Products Inc., a snowmobile, all-terrain vehicle, motorcycle and personal watercraft manufacturer. He received a B.S. in Mechanical Engineering from Saginaw Valley State University.

Chandra J. Mitchell has served as our Chief Legal Officer and Corporate Secretary since joining us in June 2021. Before then, from January 2019 to June 2021, she served as General Counsel, and from May 2020 to June 2021 also as COO, of Yamaha Motor Ventures & Laboratory Silicon Valley, Inc., a venture capital fund, and from September 2016 to January 2019 as Managing Counsel – Transactions of Toyota North America, a multinational automobile manufacturer. From November 2010 to August 2016, she served as Vice President and Corporate Counsel of DRS Technologies, Inc., a defense contractor, and before then, she practiced at Debevoise & Plimpton LLP. Since 2021, she has served as a member of the Board of Directors, and of the Audit Committee of the Board of Directors, of 7 Acquisition Corporation, a special purpose acquisition company that announced in April 2023 that it will wind up its operations and redeem its public shares. Ms. Mitchell received a JD from Columbia Law School and a B.A. in Economics and Political Science from Williams College.

Timothy A. Levenda has served as the President of our Foodservice segment since September 2020. From September 2019 to September 2020, he served at our Pactiv segment as the President of Foodservice and previously as Vice President, Foodservice from December 2014 to September 2019. Mr. Levenda first joined Pactiv in 2007 as Executive Director, Sales, following its acquisition of Prairie Packaging LLC, where he served as Executive Director, Sales since 2000, and Regional Sales Manager from 1998 to 2000. Mr. Levenda received a B.A. in Economics from Wabash College.

Byron J. Racki has served as our Chief Growth Officer since April 2023, after serving as the President of our Beverage Merchandising segment from August 2021 until its consolidation with our Food Merchandising segment in April 2023. From 2006 until August 2021, he served in various roles at Neenah, Inc., a global manufacturer of specialty paper, packaging and other materials, most recently since 2020 as Executive Vice President and Segment President of Technical Products. From 2018 to 2020 he served as Senior Vice President and Segment President of Fine Paper and Packaging at Neenah, and from 2017 to 2018 he served as Senior Vice President and President of Performance Materials. Since August 2021, he has served as a member of the Board of Directors of Mac Paper and Packaging, a wholesale distributor of paper and print packaging materials and equipment, and since October 2022, as a member of the Board of Directors of Dunn Paper, a specialty paper company. Mr. Racki received an MBA from the McCombs School of Business at the University of Texas at Austin and a B.A. in Economics and Political Science from the University of Iowa.

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Eric A. Wulf has served as the President of our Food and Beverage Merchandising segment since April 2023, after serving as the President of our Food Merchandising segment from September 2020 until its consolidation with our Beverage Merchandising segment in April 2023. From August 2019 to September 2020, he served at our Pactiv segment as the President of Food Packaging, and previously as Vice President, Food Packaging from July 2014 to August 2019. Before that, Mr. Wulf held various other roles at Pactiv since joining in 2003. He serves on the Board of Directors of the Foodservice Packaging Institute and is a member of the Economic Club of Chicago. Mr. Wulf received an MBA from Northwestern University, and a B.S. in Computer Engineering from Iowa State University of Science and Technology.

Board Composition

Our Board has seven seats and currently comprises six directors, with one director position presently vacant. Our certificate of incorporation and bylaws provide that, before the first date on which PFL, and all other entities beneficially owned by Mr. Hart or his estate, heirs, executor, administrator or other personal representative, or any of his immediate family members or any trust, fund or other entity controlled by his estate, heirs, any of his immediate family members or any of their respective affiliates (we refer to PFL and all of the foregoing, collectively, as the Hart Entities) or any permitted assigns, beneficially own less than 50% of the outstanding shares of our common stock, all directors will stand for election each year at our annual meeting of shareholders. From and after that date, our Board will be divided into three classes serving staggered three-year terms, with one class standing for election each year. At each annual meeting of shareholders, directors will be elected to succeed the class of directors whose terms have expired.

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines that set forth the practices of the Board with respect to the qualification, selection and election of directors, director orientation and continuing education, director responsibilities, Board composition and performance, director access to management and independent advisors, director compensation guidelines, management evaluation and succession, meetings of the non-management directors and various other matters. A copy of the guidelines is available on our website at https://investors.pactivevergreen.com under the caption “Governance.” Neither the guidelines, our website nor any documents or information contained therein are incorporated by reference into this Proxy Statement.

Board Standards of Independence

We are a “controlled company” under Nasdaq rules, meaning that more than 50% of the voting power for the election of our directors is held by an individual, a group or another company. As of March 31, 2023, PFL owns and controls the voting power of approximately 77% of our outstanding shares of common stock. Accordingly, we are able to rely on the controlled company exemption from the director independence requirements of Nasdaq relating to our Board and its Compensation and Nominating Committees. Even though we are a controlled company, we must comply with SEC and Nasdaq rules relating to the membership, qualifications and operations of the Audit Committee, as disclosed in “Audit Committee” below.

Our Board has determined that each of Mmes. Baker and Thornton and Mr. Stangl is an independent director under Nasdaq rules.

Board Meetings and Attendance at Annual Meeting of Shareholders

The Board held seven meetings in 2022. Each of our directors attended all of the meetings of the Board and the committees on which he or she served during the time during which he or she served. Our non-management directors regularly participate in executive sessions that management does not attend.

Our corporate governance guidelines encourage all directors to attend all annual meetings of our shareholders. All of our directors attended our 2022 annual meeting of shareholders.

Board Leadership Structure

Ms. Baker serves as the Chairperson of the Board and is an independent member of the Board. Our corporate governance guidelines permit the Board to designate a director as the lead director to lead the meetings of the non-

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management, or independent, directors. The appointment of a lead director may also be rotated among the chairpersons of the independent committees of the Board. The Board currently has not appointed a lead director given that it currently has an independent chairperson.

The Board believes that the foregoing structure achieves an appropriate balance between the effective development of key strategic and operational objectives and independent oversight of management’s execution of those objectives. Additionally, the Board will continue to periodically review its leadership structure and will modify it as it deems appropriate.

Board Diversity and Attributes

The Board believes that diversity is important and seeks representation across a range of attributes, including gender, race, ethnicity and professional experience, and regularly assesses our Board’s diversity when identifying and evaluating director candidates. As of March 31, 2023, we are in compliance with the Board diversity requirements of Nasdaq Stock Market Rule 5605. Set forth below is the Board diversity matrix required by Nasdaq Stock Market Rule 5606:

Board Diversity Matrix (as of March 31, 2023)
Total Number of Directors
	Female	Male	Non-Binary	Gender Undisclosed
Part I: Gender Identity
Directors	2	4	0	0
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or American Indian	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	1	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	1	4	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0	0	0	0
Demographic Background Undisclosed	0	0	0	0

The Board’s Role in Risk Oversight

Our CEO, other executive officers and other members of our management team regularly report to the non-executive directors and the Audit Committee to discuss any financial, legal, cybersecurity or regulatory risks to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. The internal audit department reports functionally and administratively to our CFO and directly to the Audit Committee.

Additionally, each committee of the Board is responsible for risk oversight within its areas of responsibility and regularly reports to the Board regarding the same. The Audit Committee is responsible for reviewing our policies and practices on risk assessment and risk management, including discussing with management our major financial risk exposures and the steps we have taken to monitor and control those exposures. In carrying out its responsibilities, the Compensation Committee periodically reviews and assesses risks arising from our employee compensation policies and practices and whether any such risks are reasonably likely to have a material adverse effect on the Company. The Nominating Committee’s responsibilities include the consideration of corporate governance risks.

Board Committees

The Board maintains three standing committees: the Audit Committee, the Compensation Committee and the Nominating Committee. Each of these committees has a separate chairperson. Each committee operates under a written charter. A current copy of each committee’s charter is available on our website at https://investors.pactivevergreen.com under the caption “Governance.”

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Audit Committee

Our Audit Committee is currently comprised of Mmes. Thornton and Baker and Mr. Stangl, with Ms. Thornton serving as the chairperson. Each member of the Audit Committee is currently an independent director under current Nasdaq listing standards and SEC rules and regulations. Each member of our Audit Committee is financially literate. In addition, our Board has determined that Ms. Thornton is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K under the Exchange Act. During 2022, the Audit Committee held seven meetings. The Audit Committee is responsible for, among other things:

●	appointing, compensating, retaining, terminating and overseeing the work of any firm to serve as our independent auditor;

●	overseeing the qualifications, performance and independence of the independent auditor;

●	reviewing and discussing with management and the independent auditor our financial statements and related SEC filings and disclosures;

●	reviewing our policies and practices with respect to risk assessment and management;

●	establishing procedures for employees to confidentially and anonymously submit concerns about questionable accounting or auditing matters and for the receipt, retention and treatment of complaints that we receive regarding accounting, internal accounting controls or auditing matters;

●	reviewing our compliance with laws and regulations and any major litigation or investigations against us;

●	reviewing the adequacy of our disclosure controls and internal control over financial reporting;

●	reviewing and concurring with the appointment, replacement, reassignment or dismissal of the head of our internal audit function, overseeing its budget and the planned scope of its audits and reviewing any significant reports prepared by it; and

●	reviewing and approving related person transactions and those that require disclosure.

Compensation Committee

Our Compensation Committee is comprised of Ms. Baker and Messrs. Hugli and Stangl, with Ms. Baker serving as the chairperson. Jonathan D. Rich, the former Chairperson of our Board, served on the Compensation Committee during 2022 until the expiration of his term on June 13, 2022. Mr. Stangl was appointed to the resulting vacancy on the Compensation Committee on July 8, 2022. The Board determined that Ms. Baker and Messrs. Rich (during the time he served on the Compensation Committee) and Stangl are “independent directors” (as defined under applicable Nasdaq listing standards). As a “controlled company” (as defined under applicable Nasdaq listing standards), we are able to rely on the controlled company exemption from the director independence requirements of Nasdaq relating to the composition of the Compensation Committee. Thus, we are relying on an exception to the Nasdaq rules which permits Mr. Hugli to serve on the Compensation Committee because, given his background and experience, the Board has determined his presence on the committee to be in the best interests of the Company and our shareholders. During 2022, the Compensation Committee held six meetings. The Compensation Committee is responsible for, among other things:

●	reviewing and setting the compensation of our executive officers other than our CEO, and reviewing and recommending the compensation of our CEO to our Board for its determination;

●	reviewing our management succession planning and policies for selection of CEO;

●	administering our Equity Incentive Plan;

●	reviewing and evaluating our executive compensation and benefits policies generally; and

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●	periodically reviewing and assessing risks relating to our employee compensation policies and practices.

The processes and procedures followed by the Compensation Committee in considering and determining executive compensation, including the role of the outside compensation consultant, are described below under “Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee

The Nominating Committee is comprised of Messrs. Hugli and Stangl and Ms. Thornton, with Mr. Hugli serving as the chairperson. Mr. Rich served on the Nominating Committee during 2022 until the expiration of his term on June 13, 2022. Ms. Thornton was appointed to the resulting vacancy on the Nominating Committee on July 8, 2022. The Board has determined that Messrs. Rich (during the time he served on the Nominating Committee) and Stangl and Ms. Thornton are “independent” within the meaning of the listing standards of Nasdaq. As a “controlled company,” we are able to rely on the controlled company exemption from the director independence requirements of Nasdaq relating to independent oversight of director nominations. Thus, we are relying on an exception to the Nasdaq rules which permits Mr. Hugli to serve on the Nominating Committee because, given his background and experience, the Board has determined his presence on the committee to be in the best interests of the Company and our shareholders. During 2022, the Nominating Committee held six meetings. The Nominating Committee is responsible for, among other things:

●	recommending to the Board criteria for Board and committee membership and recommending directors for membership on committees;

●	identifying and recommending qualified individuals for membership on our Board;

●	reviewing and approving the compensation of our directors;

●	adopting, administering and overseeing our corporate governance guidelines and code of business conduct and ethics, including reviewing, considering and approving or rejecting requests for waivers thereunder;

●	reviewing potential conflicts of interest involving directors, including whether directors may vote on any issue as to which there may be a conflict;

●	developing and adopting policies, procedures and guidelines applicable to the Company and its directors, employees, service providers or other stakeholders; and

●	overseeing the Board’s and its committees’ self-evaluations and recommending any proposed changes to the Board.

Policy Regarding Nominations

The Board is responsible for identifying and nominating candidates for election to the Board. The Board considers recommendations from directors, shareholders and others, as it deems appropriate. In evaluating director candidates, the Board considers factors such as character, integrity, judgment, diversity, independence, skills, corporate experience, length of service and other commitments. The Board evaluates these factors, among others, and does not assign any particular weighting or priority to any of these factors. The Board considers these factors in light of the specific needs of the Board at the time. The Board has in the past, and expects that in the future it will, pay fees to third-party search firms to assist the Board in identifying and evaluating potential candidates for nomination.

Under our Stockholders Agreement with PFL, PFL has the right to nominate all of our directors so long as the Hart Entities beneficially own at least 50% of the outstanding shares of our common stock; a majority of our directors so long as they own at least 40% of our stock; and at least one director so long as they own at least 10% of our stock.

Compensation Committee Interlocks and Insider Participation

During 2022, Ms. Baker, as Chairperson, and Messrs. Hugli, Rich (until June 13, 2022) and Stangl (from July 8, 2022) served on our Compensation Committee. None of them were an officer or employee of us during 2022. Mr.

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Hugli was our CFO from 2009 until our initial public offering, or IPO, in September 2020. As discussed in greater detail below under “Certain Relationships and Related Party Transactions,” we or one of our wholly-owned subsidiaries is a party to an Insurance Sharing Agreement, two IT License Usage Agreements and a Transition Services Agreement with Rank, of which Mr. Hugli is the CFO, and the disclosures contained under that caption with respect to Rank are incorporated herein by reference. No relationships are required to be disclosed pursuant to Item 407(e)(4)(iii) of Regulation S-K.

Code of Business Conduct and Ethics

Our Board has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our principal executive officer, principal financial officer, principal accounting officer and other executive officers and senior financial officers.

A copy of the code is available on our website at http://investors.pactivevergreen.com under the caption “Governance.” We intend to satisfy the disclosure requirements of Item 5.05 of Form 8-K regarding amendments to, or waivers of, a provision of the code by posting any required information on that website.

Communications with the Board

If shareholders or other interested parties wish to communicate with the Board, non-management directors as a group or any specified individual director, including to make recommendations for director nominees, such correspondence should be sent to the attention of the Corporate Secretary by mail to Pactiv Evergreen Inc., 1900 West Field Court, Lake Forest, Illinois 60045, Attention: Corporate Secretary, or by email to corpsec@pactivevergreen.com. The Corporate Secretary will forward correspondence relating to a director’s duties or responsibilities to the specified recipient. Correspondence that is unrelated to a director’s duties and responsibilities may be discarded or otherwise addressed by the Corporate Secretary.

The Corporate Secretary will not forward any communication determined in her good faith belief to be frivolous, unduly hostile, threatening, illegal or similarly unsuitable. Each communication subject to this policy that is not forwarded because it was determined by the Corporate Secretary to be frivolous, unduly hostile, thratening, illegal or similarly unsuitable will be retained for a reasonable period of time in our files and made available at the request of any member of the Board to whom such communication was addressed.

Stockholders Agreement

As discussed above, the Stockholders Agreement allows PFL to nominate a certain number of directors to our Board, so long as PFL beneficially owns at least 10% of the outstanding shares of our common stock. The Stockholders Agreement also permits PFL to assign its rights thereunder to permitted assigns (including one or more Hart Entities) at any time, and rights afforded to PFL under this agreement are for PFL and its permitted assigns (including one or more Hart Entities) that have agreed to be bound by the terms of the Stockholders Agreement.

In addition, for so long as the Hart Entities beneficially own at least 40% of the outstanding shares of our common stock, PFL is entitled to certain consent rights under the Stockholders Agreement, including the right to consent to:

●	a change in the size of the Board;

●	the incurrence of indebtedness in excess of $50 million;

●	the issuance of additional shares of equity securities exceeding $50 million in any single issuance or $100 million in the aggregate during any calendar year (other than awards under our equity compensation plans);

●	M&A activity exceeding $50 million in any single transaction or $100 million in the aggregate in any calendar year;

●	hiring, terminating or designating a new CEO or CFO; and

●	making a single or series of related capital expenditures in excess of $25 million in any calendar year.

For so long as the Hart Entities beneficially own at least 40% of the outstanding shares of our common stock, PFL is entitled under the Stockholders Agreement to provide investment oversight over our pension plans’ assets and to nominate or remove members of our pension plan investment committee. During this period, we may not appoint or remove members of our pension plan investment committee, nor may we amend or terminate the pension plan committee charter, without the prior written consent of PFL.

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Director Compensation

Affiliated Directors

A director who is (i) the beneficial owner of a number of shares of our voting stock having the right to cast at least five percent of the total number of votes eligible to be cast at an election for directors, (ii) an officer or employee of us, any of our direct or indirect subsidiaries or any other of our affiliates or (iii) a family member of any person enumerated in clauses (i) or (ii), which we refer to as an Affiliated Director, is not entitled to any compensation for serving as a director. Messrs. King, Hawkesby and Hugli served on the Board as Affiliated Directors during all or part of 2022.

Non-Affiliated Directors

Our Nominating Committee establishes the compensation of directors who are not Affiliated Directors and periodically reviews that compensation based on market practice information provided by Pearl Meyer, an independent compensation consultant, to ensure continued alignment with our goals and shareholders’ interests. Under our current policy, our non-Affiliated Directors receive the compensation set forth in the table below. We also reimburse all directors for reasonable out-of-pocket expenses incurred in connection with attending Board and committee meetings. Subject to the adjustment provision of the Pactiv Evergreen Inc. Equity Incentive Plan, an individual who is a non-Affiliated Director may not receive awards, in cash or otherwise, for any calendar year that total more than $750,000 in the aggregate.

Element of Compensation (1)	Compensation Amount (2) (3)
Annual Retainer (4)	$ 230,000
Chairperson of the Board Additional Retainer (5)	$ 115,000
Committee Chairperson Additional Cash Retainer	$ 20,000
Committee Member Additional Cash Retainer	$ 10,000

(1)	Annual cash retainers are payable in arrears in quarterly installments. We do not issue, nor do we pay cash for, fractional shares.

(2)	All non-Affiliated Directors are entitled to an annual grant of restricted stock units (“RSUs”) upon election, which RSUs vest in full on the earlier to occur of (i) the one-year anniversary of the grant date and (ii) the day immediately before the next annual meeting following the grant date. No new non-Affiliated Director was appointed during 2022. RSUs granted to directors carry the same dividend equivalent rights as the RSUs granted to our NEOs in the applicable year of grant, as described in the “Compensation Discussion and Analysis” section.

(3)	Amounts shown are for 2022. Effective March 1, 2023, the Nominating Committee (i) increased the additional cash retainer portion and therefore the total compensation amount payable to the Chairperson of the Board by $20,000, (ii) increased the additional cash retainer payable to the Chairperson of the Audit Committee by $5,000 and (iii) increased the additional cash retainer payable to non-Chairperson members of the Audit Committee by $2,500.

(4)	Of the $230,000 annual retainer for Non-Affiliated Directors, $100,000 is paid as a cash retainer and $130,000 takes the form of an annual grant of RSUs.

(5)	Of the $115,000 additional annual retainer for the Chairperson of the Board, $50,000 is paid as a cash retainer and $65,000 takes the form of an annual grant of RSUs. As a non-Affiliated Director, the Chairperson of the Board also receives the $230,000 annual retainer for non-Affiliated Directors as described above.

Name (1)	Fees Earned or Paid in Cash	Stock Awards (2)	All Other Compensation (3)	Total
LeighAnne G. Baker	$157,473	$194,997	$3,896	$356,366
Duncan J. Hawkesby	N/A	N/A	N/A	N/A
Allen P. Hugli	N/A	N/A	N/A	N/A
Jonathan D. Rich	$76,593	–	$5,844	$82,437
Rolf Stangl	$124,810	$129,995	$3,896	$258,701
Felicia D. Thornton	$124,810	$129,995	$3,896	$258,701

(1)	Mr. Rich served as our Chairperson of the Board and as a member of the Compensation Committee and a member of the Nominating Committee until June 13, 2022. Ms. Baker served as the Chairperson of the Compensation Committee and as a member of the Audit Committee for all of 2022, and as Chairperson of the Board since June 13, 2022. Mr. Stangl served as a member of the Nominating Committee and the Audit Committee for all of 2022, and as a member of the Compensation Committee since July 8, 2022. Ms. Thornton served as the

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Chairperson of the Audit Committee for all of 2022 and as a member of the Nominating Committee since July 8, 2022. Messrs. Hawkesby and Hugli were not eligible for additional compensation as they were Affiliated Directors during their service in 2022.

(2)	Reflects the grant date fair value of RSU awards to non-Affiliated Directors calculated by multiplying the closing market price of our common stock on June 14, 2022, the grant date ($9.66), by the number of RSUs awarded. As of December 31, 2022, our directors (other than Mr. King, about whose equity awards more information is available later in this Proxy Statement) held the following number of unvested RSUs in the aggregate, which RSUs carry share-settled, non-preferential dividend equivalent rights as described in greater detail under “Compensation Discussion and Analysis”:

Name	Outstanding RSUs
LeighAnne G. Baker	20,186
Duncan J. Hawkesby	N/A
Allen P. Hugli	N/A
Rolf Stangl	13,457
Felicia D. Thornton	13,457

(3)	Reflects cash amounts paid to the directors in settlement of dividend equivalent rights associated with RSUs that vested in 2022.

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Beneficial Ownership of Common Stock

The following table sets forth information regarding beneficial ownership of our share capital as of March 31, 2023 by (i) each of our directors, (ii) each of our named executive officers, (iii) all of our directors and executive officers as a group and (iv) each person, or group of affiliated persons, known by us to beneficially own more than 5% of our shares of common stock.

The percentage of shares beneficially owned is computed on the basis of 178,276,952 shares of our common stock outstanding as of March 31, 2023. Unless otherwise indicated below, the address for each beneficial owner listed is c/o Pactiv Evergreen Inc., 1900 West Field Court, Lake Forest, Illinois 60045.

Name of Beneficial Owner	Outstanding Shares Beneficially Owned (1)	Right to Acquire Beneficial Ownership (2)	Total Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Directors
LeighAnne G. Baker	36,999	–	36,999	*
Duncan J. Hawkesby (3)	169,116	–	169,116	*
Allen P. Hugli	41,659	–	41,659	*
Rolf Stangl	49,499	–	49,499	*
Felicia D. Thornton (4)	30,141	–	30,141	*
Named Executive Officers
Michael J. King (5)	191,415	–	191,415	*
Jonathan H. Baksht	–	31,281	31,281	*
Timothy A. Levenda	91,160	–	91,160	*
Douglas E. Owenby	29,447	–	29,447	*
Eric A. Wulf	54,532	–	54,532	*
Michael J. Ragen (6)	41,068	–	41,068	*
All current executive officers and directors as a group (11 persons)	735,036	–	766,317	*
Greater than 5% Shareholder
Packaging Finance Limited (7)	137,979,428	–	137,979,428	77.40%

* Represents beneficial ownership of less than 1% of our outstanding shares of common stock.

(1)	Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes sole or shared voting or investment power with respect to shares of our common stock. The information set forth in the table above is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares deemed beneficially owned in this table does not constitute an admission of beneficial ownership of those shares. Except as otherwise noted, to our knowledge, the persons and entities named in the table above have sole voting and investment power with respect to all of the shares of common stock beneficially owned by them, subject to community property laws where applicable.

(2)	Shares of our common stock subject to stock options exercisable as of, or within 60 days of, March 31, 2023 and restricted stock units vesting within 60 days of March 31, 2023 are reportable in this column. Any such holding is deemed to be outstanding and beneficially owned by the person holding the option or restricted stock unit for the purpose of calculating the percentage ownership of that person, but is not deemed outstanding for the purpose of calculating the percentage ownership of any other person. None of our shares of common stock are currently subject to stock options.

(3)	The reported shares are registered in the name of Forsyth Barr Custodians Ltd as broker for Hawkesby Management Limited, which is indirectly wholly owned by Mr. Hawkesby and his wife and of which Mr. Hawkesby is the Managing Director. Hawkesby Management Limited has sole voting and dispositive power over the reported shares. The address for Mr. Hawkesby is c/o Rank Group Limited, Level 9, 148 Quay Street, Auckland 1010, New Zealand.

(4)	Consists of 17,799 shares held of record by Ms. Thornton and 12,342 shares held of record by the Thornton Family Revocable Trust, dated as of July 12, 2006, for which Ms. Thornton serves as a trustee.

(5)	Mr. King is one of our directors.

(6)	Mr. Ragen was our chief financial officer and principal accounting officer and his employment terminated in May 2022.

(7)	Based upon the most recently available Schedule 13D filed with the SEC on June 28, 2022, PFL held sole voting and dispositive power with respect to all 137,979,428 reported shares. PFL, whose address is c/o Rank Group Limited, Floor 9, 148 Quay Street, Auckland, 1010 New Zealand, is wholly owned by Mr. Hart.

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Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis, or CD&A, describes our compensation approach and programs for our named executive officers, or NEOs, for the year ended December 31, 2022. Our NEOs for 2022 are our principal executive officer, our current and former principal financial officers and principal accounting officers and our next three most highly compensated executive officers.

Our NEOs for 2022 are:

●	Michael J. King, our President and CEO and a member of the Board;

●	Jonathan H. Baksht,(1) our CFO and principal accounting officer;

●	Timothy A. Levenda, the President of our Foodservice segment;

●	Douglas E. Owenby, our COO;

●	Eric A. Wulf, the President of our Food Merchandising segment;(2) and

●	Michael J. Ragen,(1) former CFO and principal accounting officer.

(1)	On May 25, 2022, our Board appointed Mr. Baksht as our CFO and principal accounting officer, effective as of May 27, 2022. The Board terminated the employment of Mr. Ragen, our former CFO and principal accounting officer, effective as of the same date.

(2)	Effective April 1, 2023, our Food Merchandising and Beverage Merchandising segments were consolidated into a single new Food and Beverage Merchandising segment, of which Mr. Wulf is the President. Throughout this CD&A and the remainder of this Proxy Statement, we will refer to Mr. Wulf’s title, and our segments, as they existed during 2022, the period for which disclosure is provided.

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Executive Summary

2022 Business Overview

In 2022, we delivered strong financial performance exceeding our guidance and executed on our strategy to focus on our core business, completed the integration of Fabri-Kal while exceeding target synergies, stabilized our labor force, invested in inventory to return to target levels, improved equipment effectiveness and production throughput, managed price amid a challenging inflationary environment, improved service levels and de-levered our balance sheet. Key financial and strategic highlights included:

●	Net revenues in 2022 were $6,220 million, compared to $5,437 million in 2021.

●	Net income from continuing operations was $319 million in 2022, compared to net income from continuing operations of $33 million in 2021.

●	Adjusted EBITDA(1) was $785 million in 2022, compared to $531 million in 2021.

●	Dividends to shareholders of $0.40 per share during both 2022 and 2021.

●	In 2022, we meaningfully reduced our leverage, completed several divestitures enabling us to enhance our focus on our core businesses and continued to de-risk our pension liabilities; as of the end of the year, our Pension Plan for Pactiv Evergreen was more than fully funded and our aggregate gross pension liabilities stood at less than one-third their level at the beginning of the year.

(1)	Adjusted EBITDA is not a measure of our financial performance under GAAP and should not be considered as an alternative to net income from continuing operations or any other measure derived in accordance with GAAP. Please refer to Annex A for the definition of Adjusted EBITDA and a reconciliation of net income (loss) from continuing operations to Adjusted EBITDA, being a reconciliation to the most directly comparable GAAP measure. All references to Adjusted EBITDA in this Proxy Statement are references to Adjusted EBITDA from continuing operations.

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2022 Compensation Highlights

Our executive compensation program has three primary elements: base salary, annual cash incentives and long-term equity incentives. Each of these compensation elements serves a specific purpose in our compensation strategy. Base salary is an essential component to any market-competitive compensation program. Annual cash incentives reward the achievement of short-term goals, while long-term incentives drive our NEOs to focus on long-term sustainable shareholder value creation. These components are described in individual detail below.

2022 Say on Pay Vote and Shareholder Engagement

Approximately 98% of the votes cast at our 2022 annual meeting of shareholders supported our 2021 executive compensation decisions, indicating that, overall, investors agree with the direction of our program and its pay-for-performance structure. As we continue to grow and evolve, we intend to keep an open dialogue with our shareholders so that we have a regular pulse on investor perspectives. Each year, we carefully consider the results of our shareholder say-on-pay vote from the preceding year and take into account the feedback we receive from our shareholders throughout the year.

Best Compensation Practices & Policies

We also believe the following practices and policies within our program promote sound compensation governance and are in the best interests of our shareholders and executives:

What We Do		What We Don’t Do
✓	Emphasize variable pay over fixed pay (in 2022, over 80% of CEO target pay was tied to performance through equity and cash incentives)	✘	No tax gross ups
✓	Include multi-year performance-vesting equity awards	✘	No supplemental executive retirement plans
✓	Maintain stock ownership guidelines and a clawback policy	✘	No hedging or pledging by executive officers or directors
✓	Use an independent compensation consultant who reports directly to the Compensation Committee	✘	No excessive executive perquisites

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What Guides Our Program

Our Compensation Philosophy and Objectives

To ensure that management’s interests are aligned with those of our shareholders and to motivate and reward individual initiative and effort, our executive compensation program emphasizes a pay-for-performance compensation philosophy so that attainment of enterprise-wide, operating segment and individual performance goals are rewarded. Through the use of performance-based plans that emphasize the attainment of enterprise-wide goals, we seek to foster teamwork and commitment to performance. Our compensation philosophy is centered on the following two key tenets and grounding principles:

Key Tenets

Building long-term value for shareholders

Driving employee engagement and retention
Grounding Principles

Pay for Performance

Ensure that a significant portion of an executive’s total compensation is variable, or “at risk,” and dependent upon the attainment of certain specific and measurable business performance objectives.

Shareholder Alignment Deliver the majority of compensation through pay elements that are designed to create long-term value for our shareholders, as well as foster a culture of ownership.

Competitiveness and Retention

Provide total compensation opportunity levels that are competitive with those being offered to individuals holding comparable positions at other companies with which we compete for business and leadership talent to enable us to attract and retain highly talented people with exceptional leadership capabilities.

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These plans and programs are intended to align our compensation programs with our business objectives, promote good corporate governance and seek to achieve our compensation objectives.

Elements of Compensation

The chart below summarizes the components of executive compensation for our NEOs in 2022 and the primary objectives of each:

Pay Element	How It’s Paid	Description	Objective
Base Salary	Cash	Fixed based on level of responsibility, experience, tenure and qualifications.	Enable us to attract and retain critical executive talent.
Annual Incentive Plan	Cash	Variable based on the achievement of annual financial metrics.	Drive the achievement of short-term business objectives and link pay and performance.
Long-Term Incentive Plan	Equity	Variable based on the achievement of longer-term financial goals and shareholder value creation.	Provide incentives for executives to execute on longer-term financial goals that drive the creation of shareholder value and support our retention strategy.

Pay Mix

Because of our NEOs’ ability to directly influence our overall performance, and consistent with our philosophy of linking pay to performance, our compensation programs allocate a significant portion of the compensation paid to our NEOs to both short-term and long-term performance-based incentive programs. In addition, as an employee’s responsibility and ability to affect our financial results increases, base salary becomes a relatively smaller component of total compensation while long-term and at-risk incentive compensation becomes a larger component of total compensation.

The mix of incentives is reviewed and determined regularly by the Compensation Committee based on the short- and long-term objectives of the business. For 2022, the majority of target annual total direct compensation of our CEO and our other NEOs was variable (approximately 82% for Mr. King, our CEO, and an average of approximately 67% for our other NEOs who were employed by us as of December 31, 2022).

The Decision-Making Process

Role of the Compensation Committee

The Compensation Committee oversees our executive compensation programs. The Committee is comprised of non-employee members of the Board, a majority of whom are independent. The Committee works closely with its independent compensation consultant and management to examine the effectiveness of our executive compensation program throughout the year. The Compensation Committee’s authority and responsibilities are set forth in its charter, which we describe in greater detail earlier in this Proxy Statement. The Committee is empowered to make all final compensation and equity award decisions regarding our NEOs, except for the CEO, whose compensation is determined by the Board, without the CEO’s participation, based upon recommendations of the Committee.

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At the beginning of each year, the Committee reviews our executive compensation program, including incentive compensation plans and arrangements, assesses the quality, appropriateness and effectiveness of the program for its intended purpose and makes modifications to existing plans and arrangements or adopts new plans or arrangements as it deems necessary. The Committee also annually reviews our executive compensation strategy to ensure it is appropriately aligned with our business strategy and achieving our desired objectives. Further, the Committee reviews market trends and changes in competitive compensation practices, as further described below. Based on its review and assessment, the Committee, from time to time, makes changes in our executive compensation program, including in individual executives’ base salaries, annual incentive program targets, long-term incentive program targets and other elements of individual compensation.

Role of Management

Our CEO is responsible for making recommendations to the Compensation Committee for the base salary and all other elements of our compensation program for our other executive officers. The Compensation Committee advises on the compensation of our CEO, but the ultimate determinations on his compensation are made solely by the Board, without the CEO’s participation. While the Compensation Committee will consider the CEO’s recommendations with respect to the compensation of other executive officers and senior executives, it independently evaluates his recommendations and makes all final compensation decisions relating to the executive officers and senior executives other than the CEO.

The Role of the Independent Compensation Consultant

The Compensation Committee engages an independent compensation consultant to provide expertise on competitive pay practices and program design and an objective assessment of any inherent risks of our compensation programs. The Compensation Committee has hired Pearl Meyer & Partners, LLC, which we refer to as Pearl Meyer, as its independent compensation consultant. Pearl Meyer reports directly to the Compensation Committee and does not provide any additional services to management. The Compensation Committee assessed the independence of Pearl Meyer, most recently in the second quarter of 2023, and concluded that it was independent of management and that its work had not raised any conflict of interest.

Role of Our Peer Group

As part of its deliberations over executive compensation, the Compensation Committee considers competitive market data and related analyses on executive compensation levels and practices provided by Pearl Meyer.

Shortly after our IPO, the Compensation Committee, in consultation with Pearl Meyer, developed a comparator group of “peer” companies for a competitive assessment of our pay programs for 2021. The Compensation Committee selected the companies included in the peer group based on a set of financial and industry/business parameters to best reflect a group of companies most similar to us.

We used initial quantitative screens of size as measured by revenue, market capitalization and enterprise value primarily as guides to inform our decision-making process in reviewing potential peers, and focused on public companies in the houseware and specialties, metal and glass containers, paper packaging and paper products industries. We also considered other qualitative parameters, including companies with which we compete for talent. In the second half of 2021, the Compensation Committee reviewed the peer group for purposes of assisting with pay decisions for 2022, and added O-I Glass, Inc. and Resolute Forest Products Inc., after considering, among other things, their focus on similar industries and having revenue and market capitalization of a similar magnitude to the Company’s. The resulting peer group for 2022 consisted of the following companies:

AptarGroup, Inc. (ATR)	P.H. Glatfelter Company (GLT)
Avery Dennison Corporation (AVY)	Packaging Corporation of America (PKG)
Berry Global Group, Inc. (BERY)	Resolute Forest Products Inc. (RFP)
Clearwater Paper Corporation (CLW)	Sealed Air Corporation (SEE)
Crown Holdings, Inc. (CCK)	Silgan Holdings Inc. (SLGN)
Graphic Packaging Holding Company (GPK)	Sonoco Products Company (SON)
Greif, Inc. (GEF)	Tupperware Brands Corporation (TUP)
O-I Glass, Inc. (OI)	Verso Corporation (VRS)

In the second half of 2022, the Compensation Committee reviewed the peer group for purposes of assisting with pay decisions for 2023, and determined that the existing peer group remained appropriate, after adjusting for the removal of Verso Corporation in light of its having been acquired earlier in 2022.

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2022 Executive Compensation Program In Detail

Base Salary

We set our executives’ base salaries at competitive levels necessary to attract and retain top-performing senior executives and to compensate senior executives for their job responsibilities and level of experience. In making base salary decisions, the Compensation Committee considers the CEO’s recommendations, as well as each NEO’s position and level of responsibility within the Company. The Compensation Committee also takes into account factors such as relevant market data as well as individual performance and contributions.

In the first quarter of 2022, as part of its regular annual review of executive compensation, the Compensation Committee and the Board reviewed the base salaries of our then-serving NEOs, taking into account the considerations described above and market data. As a result, the Compensation Committee and the Board determined to increase certain of our NEOs’ base salaries in order to ensure that those salaries continued to be market competitive and appropriately reflect the NEO’s past and expected future contribution levels.

In the second quarter of 2022, in connection with his appointment as our CFO, the Compensation Committee set Mr. Baksht’s base salary at $750,000. The Compensation Committee, after consulting Pearl Meyer and market data, determined that this amount was appropriate compensation for Mr. Baksht for his position and reflected its determination to emphasize pay-for-performance and variable compensation at the CFO level.

The table below discloses the annual base salary rates of our NEOs as of year-end 2021 and 2022 (or, for Mr. Ragen, whose employment terminated during 2022, as of the date on which his employment terminated):

Name	2021	2022	% Change
Michael J. King	$1,200,000	$1,250,000	4%
Jonathan H. Baksht (1)	N/A	$750,000	N/A
Timothy A. Levenda	$800,000	$800,000	–
Douglas E. Owenby	$580,000	$580,000	–
Eric A. Wulf	$525,000	$525,000	–
Michael J. Ragen (2)	$980,000	$980,000	–

(1)	Mr. Baksht commenced employment in May 2022.
(2)	Mr. Ragen’s employment terminated in May 2022.

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Annual Incentive Plan

Our AIP is designed to provide an opportunity for our senior executives, including our NEOs, to earn an annual incentive, paid in cash, based on the achievement of certain financial targets and strategic priorities established by the Compensation Committee at the beginning of each year. Actual payouts are a percentage of each executive’s target award amounts based on these results. Each NEO’s incentive target is a percentage of his base salary and is based on his level of responsibility and ability to impact overall results. The Compensation Committee also consults with Pearl Meyer and considers market data in setting target award amounts. The table below discloses the annual incentive targets of our NEOs as of year-end 2021 and 2022 (or, for Mr. Ragen, whose employment terminated during 2022, as of the date on which his employment terminated).

Name	2021 AIP Award Target (as a % of base salary)	2022 AIP Award Target (as a % of base salary)	% Change
Michael J. King	125%	125%	–
Jonathan H. Baksht (1)	N/A	75%	N/A
Timothy A. Levenda	70%	70%	–
Douglas E. Owenby	65%	65%	–
Eric A. Wulf	65%	65%	–
Michael J. Ragen (2)	65%	65%	–

(1)	Mr. Baksht commenced employment on May 27, 2022, and his target payout for 2022 was accordingly prorated to 60%.
(2)	Mr. Ragen’s employment terminated in May 2022.

2022 AIP Financial Performance Metrics, Weightings and Results

In 2022, we used Adjusted EBITDA and Free Cash Flow as the financial performance metrics in the AIP to place an emphasis on profitability and cash generation. Adjusted EBITDA for these purposes is defined in Annex A hereto. Free Cash Flow for these purposes is defined as net cash provided by operating activities less capital expenditures.

The 2022 AIP approved by the Compensation Committee weighted Adjusted EBITDA performance at 85% and Free Cash Flow performance at 15%. For each of the two metrics, the Board established a maximum amount, a target amount and a threshold amount, which are disclosed in the chart below. The actual percent of target achieved for each of the two metrics is calculated based on straight-line interpolation between incremental goal levels.

The chart below shows the 2022 AIP’s targets, as well as actual results.

Payout Level	% of Target	2022 Performance Metrics and Levels
		Adjusted EBITDA	Free Cash Flow
		(85% Weighting)	(15% Weighting)
Maximum	200%	$754 million	$36 million
Target	100%	$705 million	$33 million
Threshold	50%	$635 million	$30 million
Actual Results (1)		$785 million	$156 million
		200% of Target	200% of Target
Earned Amount, Based on Pre-Established Goals		200% of Target

(1)	The actual percent of target achieved is calculated based on straight-line interpolation between incremental goal levels established between threshold and target and target and maximum.

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The Compensation Committee determined to increase the focus on Adjusted EBITDA in the 2022 AIP as compared to the Company’s 2021 AIP given the Company’s goal during 2022 of returning the business to Adjusted EBITDA growth. Further, the Compensation Committee determined that a reduction in the maximum achievement level, from 110% of target to 107% of target, would be appropriate in light of the uncertain impact of the pending integration of the then-recent acquisition of Fabri-Kal on the Company’s Adjusted EBITDA. The Compensation Committee determined that a target Free Cash Flow amount of $33 million, which is lower than the target during 2021, was appropriate, given the substantial investments that it believed would be necessary during the year to return the Company to growth.

In the first quarter of 2023, the Compensation Committee reviewed financial performance against the pre-determined goals and determined that the 2022 AIP would pay out 200% according to its terms, as set forth in the table above. The Compensation Committee determined that this was an appropriate payout in light of the Company’s financial performance and management’s execution against strategic objectives and determined not to exercise discretion in connection with the 2022 AIP.

2022 AIP Award Payouts

Based on the above, actual payouts under the 2022 AIP to NEOs as compared to target AIP opportunity were as follows:

Name	AIP Target (as a % of Base Salary)	Target AIP Payout	Actual Cash Payout	Actual Cash Payout (as a % of Target)
Michael J. King (1)	125%	$1,552,083	$3,104,167	200%
Jonathan H. Baksht (2)	75%	$333,983	$667,966	200%
Timothy A. Levenda	70%	$560,000	$1,120,000	200%
Douglas E. Owenby	65%	$377,000	$754,000	200%
Eric A. Wulf	65%	$341,250	$682,500	200%
Michael J. Ragen (3)	65%	$637,000	N/A	N/A

(1)	Mr. King’s base salary increased from $1,200,000 to $1,250,000 effective March 1, 2022, and his target AIP payout for 2022 was prorated accordingly.

(2)	Mr. Baksht commenced employment on May 27, 2022, and his target payout was accordingly prorated to approximately 60%. He also received a one-time, cash signing bonus of $500,000, which is included in the “Bonus” column in the Summary Compensation Table.

(3)	Mr. Ragen’s employment terminated in May 2022, and he was accordingly not eligible for a payment under the 2022 AIP.

Long-Term Incentive Plan

Our Long-Term Incentive Plan, or LTIP, was designed to recognize and reward those who have the direct ability to drive our financial performance over the long term. Long-term incentives are intended to align with our business strategy and leadership objectives by keeping management focused on growth and profitability, as well as creating long-term shareholder value.

Grants under the LTIP are comprised of simultaneous, equally-weighted PSU and RSU awards, as set forth below:

Equity Vehicle	Weighting	Description
PSUs	50%	PSUs are earned and converted into shares based on our performance against specific financial goals; earned PSUs vest in full on the third anniversary of the grant date.
RSUs	50%	RSUs vest in equal installments (one-third each year) over a three-year period, on the first, second and third anniversaries of the grant date.

Each participant in the LTIP is assigned a target LTIP award, which is a percentage of his or her base salary. That dollar amount is then converted into a number of shares based on the price of our stock as near as reasonably practicable to the date of the grant, with half the shares being awarded as PSUs and the other half as RSUs. In assigning a target LTIP award, the Compensation Committee (and the Board in the case of the CEO) consults with Pearl Meyer and considers a variety of factors, including benchmarking data on competitive long-term incentive values and the NEO’s position within the Company.

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As a newly-public company, we established our first equity-based LTIP in 2021. In the first quarter of 2022, as part of its regular annual review of executive compensation, after assessing the results of the Company’s first year with an equity-based LTIP, and after consultation with Pearl Meyer, as part of a broader expansion of the Company’s LTIP program, the Compensation Committee (and the Board in the case of Mr. King) increased the Company’s executives’ target LTIP awards. The Compensation Committee determined that this change was appropriate to bring the Company’s equity compensation in line with its peers, and to increase retention and alignment between executives’ pay and their performance. The table below discloses the target LTIP award of our NEOs as of year-end 2021 and 2022 (or, for Mr. Ragen, whose employment terminated during 2022, as of the date on which his employment terminated):

Name	2021 Target LTIP Award (as a % of base salary)	2022 Target LTIP Award (as a % of base salary)	% Change
Michael J. King	250%	320%	28%
Jonathan H. Baksht (1)	N/A	250%	N/A
Timothy A. Levenda	100%	120%	20%
Douglas E. Owenby (2)	75%	100%	33%
Eric A. Wulf	75%	100%	33%
Michael J. Ragen (3)	80%	80%	–

(1)	Mr. Baksht commenced employment in May 2022 and received his 2022 LTIP award upon the commencement of his employment rather than in the first quarter of 2022 along with the other executives.
(2)	Mr. Owenby commenced employment in September 2021 and he was accordingly not eligible for a 2021 LTIP award.
(3)	Mr. Ragen’s employment terminated in May 2022 and his 2022 LTIP award was forfeited.

In the course of its aforementioned review of the results of the Company’s 2021 LTIP and its reassessment of the design of the Company’s LTIP during its regular annual review of executive compensation in the first quarter of 2022, the Compensation Committee determined that the Company's executives had substantially less unvested equity value than the executive teams at many of its peers. It attributed this deficit to the fact that the Company in 2021 did not achieve the minimum performance thresholds set forth in the PSUs granted in 2021, as well as the Company’s status as a newly-public company. In addition to increasing executives’ target LTIP awards, as discussed above, the Compensation Committee (and the Board in the case of Mr. King) also determined that a one-time, supplemental LTIP award in 2022, granted at the same time as the regular LTIP award, would be appropriate to increase executives’ equity stakes and, as a result, to improve retention and pay-for-performance alignment.

The table below discloses the 2022 target LTIP award, the supplemental LTIP award and the total target LTIP award for each of our NEOs for 2022.

Name	2022 Target LTIP Award (as a % of base salary)	2022 Target LTIP Award	Supplemental LTIP Award (as a % of base salary)	Supplemental LTIP Award	Total Target 2022 LTIP Award
Michael J. King	320%	$4,000,000	160%	$2,000,000	$6,000,000
Jonathan H. Baksht (1)	N/A	N/A	N/A	N/A	N/A
Timothy A. Levenda	120%	$960,000	67.5%	$540,000	$1,500,000
Douglas E. Owenby	100%	$580,000	32.5%	$188,500	$768,500
Eric A. Wulf	100%	$525,000	42.0%	$220,500	$745,500
Michael J. Ragen (2)	80%	$784,000	–	–	$784,000

(1)	Mr. Baksht commenced employment in May 2022 and received his 2022 LTIP award upon the commencement of his employment rather than in the first quarter of 2022 along with the other executives.
(2)	Mr. Ragen’s employment terminated in May 2022 and his 2022 LTIP award was accordingly forfeited.

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The table below shows the actual LTIP grants made for 2022 for each of the NEOs:

Name	2022 Long-Term Incentive Awards
	2022 LTIP PSU Awards		2022 LTIP RSU Awards
	# of Units at Target	Grant Date Fair Value (1)	# of Units	Grant Date Fair Value (1)
Michael J. King	326,797	$3,052,284	326,797	$3,052,284
Jonathan H. Baksht (2)	93,843	$977,844	93,843	$977,844
Timothy A. Levenda	81,917	$765,105	81,917	$765,105
Douglas E. Owenby	42,015	$392,420	42,015	$392,420
Eric A. Wulf	40,605	$379,251	40,605	$379,251
Michael J. Ragen (3)	42,702	$398,837	42,702	$398,837

(1)	Other than for Mr. Baksht, who is addressed separately below, the 2022 LTIP awards were converted from target dollar amounts into shares based on the closing price on March 1, 2022 ($9.18), but the grant date fair value is based on the closing price on March 2, 2022 ($9.34), the date the grant was effective.

(2)	Mr. Baksht commenced employment in May 2022 and received his 2022 LTIP award upon the commencement of his employment rather than in the first quarter of 2022 along with the other executives. His 2022 LTIP award was converted from target dollar amounts into shares based on the closing price on May 25, 2022 ($9.99), the day the Compensation Committee approved his employment agreement, but the grant date fair value is based on the closing price on May 27, 2022 ($10.42), the date the grant was effective.

(3)	Mr. Ragen’s employment terminated in May 2022, and he accordingly forfeited this 2022 LTIP grant upon that termination.

A Closer Look at the 2022 LTIP PSUs

The number of shares of our common stock into which each PSU granted under the 2022 LTIP will be converted upon settlement depends on our Adjusted EBITDA performance in calendar year 2024 and can range between 0% and 200% of the target number. Any PSUs earned fully vest on the third anniversary of the grant date, subject to the NEO’s continued service with us.

The Compensation Committee determined that using Adjusted EBITDA as the sole performance metric for the PSUs granted under the 2022 LTIP was appropriate given the Company’s goal of returning the business to Adjusted EBITDA growth. The Compensation Committee also considered the fact that the Company was still in the process of building a solid foundation as a newly public company.

Dividend Equivalent Rights

The RSUs and PSUs granted under our 2022 LTIP carry share-settled non-preferential dividend equivalent rights. These rights entitle the recipient to receive, upon the settlement of the applicable equity award, for each share of our common stock for which the RSUs or PSUs are settled, a fractional share of our common stock for each dividend that we pay on shares of our common stock between the grant date and the day the awards vest and are settled equal to the fraction of a share that the holder of one share of common stock would have been able to purchase using the dividend paid in respect of such share at the closing price of our shares on the date of the dividend payment. These dividend equivalent rights also apply to all other RSU and PSU awards granted after the 2022 LTIP.

RSU and PSU awards granted before our 2022 LTIP, including those granted under our 2021 LTIP, carry cash-settled dividend equivalent rights that entitle the recipient to receive, upon the settlement of the applicable equity award, for each share of our common stock for which the RSUs or PSUs are settled, an amount of cash for each dividend that we pay on shares of our common stock between the grant date and the day the awards vest and are settled equal to the amount of cash that the holder of one share of common stock would have if he used the dividend to purchase shares of our common stock at the closing price of our shares on the date of the dividend payment, and then sold those shares at the closing price of our stock on the date of the settlement of the award.

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For clarity, the dividend equivalent rights described in this section do not themselves accrue dividend equivalent rights; that is, for cash-settled dividend equivalent rights, no additional cash amounts are accrued, and for share-settled dividend equivalent rights, no additional shares are accrued, in respect of previously-accrued but unsettled dividend equivalent rights. All dividend equivalent rights, whether cash-settled or share-settled, are paid only if and when the underlying awards vest and settle.

Legacy Cash-Based Long-Term Incentive Program

Before our IPO in September 2020, our NEOs who were then employed by us (Messrs. Levenda, Wulf and Ragen) participated in a cash-based LTIP designed to provide each participant an opportunity to earn incentive awards tied to sustained Adjusted EBITDA growth of his business unit over a three-year term. Under this program, each participant received a grant at the beginning of a three-year performance period that could be earned over that period in annual installments based on the attainment of certain Adjusted EBITDA growth metrics for his business unit set at the beginning of the period. Each grant provided for a target award based on a percentage of the recipient’s base salary that could be achieved over the performance period. The performance results achieved in the first year of the performance period established the total amount of the award, which was expressed as a percentage of the target award that is then payable over the specified performance period. If the participant’s business unit did not meet the performance threshold level in the first year, he would no longer be eligible to earn any amount over the three-year period. If the threshold was met in the first year, the participant would receive the first payment, but the second and third payments depend on business results of the participant’s business unit in the second and third years.

Each of our legacy Pactiv and Evergreen business units had the same overall cash-based LTIP design, but each program was measured against the Adjusted EBITDA growth target specific to its own operations. Participants must have been employed at the time that each award is paid in order to be eligible to receive that award. See the Summary Compensation Table for the amounts earned in 2022 pursuant to grants made in 2020 under the legacy cash-based LTIP. We have not issued any cash-based LTIP grants after 2020, and all amounts under these plans have been paid or forfeited.

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Other Compensation Practices, Policies & Guidelines

Recoupment of Incentive Compensation, or Clawback, Policy

In connection with our IPO in September 2020, we adopted a clawback policy applicable to our executive officers. If we restate our financial statements to correct a material error, under certain circumstances our Board or a committee thereof has the authority and discretion to require the officer to repay incentive compensation that would not have been payable absent the error. Incentive compensation for purposes of this policy means an officer’s compensation that is granted, earned or vested based wholly or in part on achievement of financial results, but does not include base salary, retirement benefits or other compensation that is granted, earned or vested based solely on service, awarded solely at the discretion of the Board or a committee thereof or earned based on subjective standards, strategic measures or operational measures.

Following the SEC’s release of its final clawback rule in October 2022 and Nasdaq’s proposed listing standards issued in February 2023 implementing the rule, the Board and management are reviewing the Company’s clawback policy and intend to adopt amendments to the policy as necessary to ensure compliance with the final listing standards.

Stock Ownership Guidelines

In the first quarter of 2023, we adopted formal stock ownership guidelines for our CEO, his direct reports and our independent directors. Under our stock ownership guidelines, our CEO is expected to accumulate and hold a number of covered securities with a value equal to six times his annual base salary, each of our other executives is expected to accumulate and hold a number of covered securities with a value equal to two times his or her annual base salary and each of our independent directors is expected to accumulate and hold a number of covered securities with a value equal to five times his or her annual cash retainer. For purposes of these guidelines, a covered security is a share of our common stock or an unvested RSU. Unvested PSUs do not qualify as covered securities. Those covered by our stock ownership guidelines are expected to satisfy them within five years from the adoption of the guidelines (or the time when the individual first becomes subject to the guidelines).

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Anti-Hedging & Pledging Policy

We have an insider trading policy that, among other things, prohibits insiders from engaging in short sales of our common stock, hedging ownership positions in our common stock (including by engaging in transactions in publicly-traded options such as puts and calls or prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives) and other derivative securities relating to our common stock and pledging any of our securities.

Other Compensation—Retirement and Welfare Benefits

Retirement and welfare benefit programs are a necessary element of the total compensation package to ensure a competitive position in attracting and retaining a committed workforce. Participation in these programs is not tied to performance. Our specific contribution levels to these programs are reviewed annually to maintain a competitive position while considering costs.

●	Employee Savings Plan. All non-union employees in the United States, including our NEOs, are eligible to participate in a tax-qualified retirement savings plan under Section 401(k) of the Internal Revenue Code. There are two such plans: Pactiv employees and select other employees of our consolidated group participate in one plan, and Evergreen employees participate in the other plan. For both plans, the employing subsidiary makes matching contributions of 100% of the first 6% of an employee’s elective deferral contribution. All participants’ elective deferrals and all of our matching contributions are 100% vested when contributed.

●	Pension Plan for Pactiv Evergreen (formerly known as the Pactiv Evergreen Pension Plan). Certain employees, including Mr. Wulf, have frozen pension benefits under the Pension Plan for Pactiv Evergreen, an ERISA-qualified defined benefits plan maintained by one of our subsidiaries. These legacy entitlements include a final average pay provision, which was frozen on October 31, 2010, and a cash balance provision, which was frozen on December 31, 2011.

●	Welfare Plans. Our executives are also eligible to participate in our broad-based health and welfare plans (including medical, dental, vision, life insurance and disability plans) under the same terms and conditions as other employees.

●	Relocation Benefits. We provide relocation benefits to newly-hired executives to facilitate their moving to the Lake Forest area. During 2022, Mr. Baksht was the only newly-hired executive entitled to such benefits. Relocation benefits paid to executives are not subject to a tax gross up.

Executive Benefits and Perquisites

Our employees in the United States who are at a designated salary grade or above may defer up to 50% of their salary and up to 80% of their bonus each year into a nonqualified deferred compensation plan, which is a tax-deferred plan. There are two such plans: Pactiv employees and select other of our employees participate in one plan, and Evergreen employees participate in the other plan. We also make contributions to these plans mirroring percentage contributions made to the applicable tax-qualified retirement savings plans. Under the deferred compensation plans, the deferred amounts will be paid upon an employee’s “separation from service” or a specified date elected by the employee. This program is intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis. The amounts deferred are unsecured obligations, receive no preferential standing and are subject to the same risks as any of our other unsecured obligations.

We provide certain of our senior management with limited perquisites and other personal benefits, including reimbursement of relocation costs. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to our NEOs. The Compensation Committee intends to maintain only those perquisites and other benefits that it determines to be necessary components of total compensation and that are not inconsistent with shareholder interests.

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Attributed costs of the personal benefits described above for our NEOs for 2022 are included in the column entitled “All Other Compensation” of the Summary Compensation Table.

Risk Assessment of Compensation Programs

We do not believe that our compensation arrangements, including financial performance measures used to determine short-term and long-term incentive payout amounts, will provide our executives with an incentive to engage in business activities or other behavior that would expose us or our shareholders to excessive risks that are reasonably likely to have a material adverse effect.

Equity Incentive Plan Information and Equity Grant Timing

We adopted the Pactiv Evergreen Inc. Equity Incentive Plan, which we refer to as the Equity Incentive Plan, in connection with our IPO. The purpose of the plan is to motivate and reward our employees, directors, consultants and advisors to perform at the highest level and to further our best interests and those of our shareholders.

We do not currently have a formal policy for the timing of equity award grants that we make under the Equity Incentive Plan, but our Compensation Committee and Board have a practice of granting equity awards thereunder to our executive officers annually in the first quarter, although grants may occur at other times during the year, including for new hires, promotions, to address special retention needs or otherwise as determined appropriate by the Compensation Committee and the Board.

Tax and Accounting Implications

Tax Considerations of Our Executive Compensation: Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of annual compensation paid by public companies for certain executive officers to $1 million. Although our Compensation Committee is mindful of the benefits of tax deductibility when determining executive compensation, the Compensation Committee may approve compensation that will not be fully deductible in order to ensure competitive levels of total compensation for our executive officers.

Accounting for Our Stock-Based Compensation: We account for stock-based payments, including grants under each of our equity compensation plans, in accordance with the requirements of FASB ASC Topic 718.

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Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that it be included in this Proxy Statement.

The Compensation Committee

LeighAnne G. Baker, Chairperson

Allen P. Hugli

Rolf Stangl

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2022 SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation paid to our NEOs during the years ended December 31, 2022, 2021 and 2020, except for Messrs. King and Owenby, for whom compensation is shown for the years ended December 31, 2022 and 2021 only (reflecting that they were NEOs only during those years), and for Mr. Baksht, for whom compensation is shown for the year ended December 31, 2022 only (reflecting that he was an NEO only during that year).

Name/Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Non-Equity Incentive Plan Compensation (4)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings (5)	All Other Compensation (6)	Total
Michael J. King President and CEO	2022	$1,241,667	–	$6,104,568	$3,104,167	–	$110,626	$10,561,028
	2021	$950,000	$448,200	$5,050,217	–	–	$55,874	$6,504,291
Jonathan H. Baksht CFO (7)	2022	$445,310	$500,000	$1,955,688	$667,966	–	$534,679	$4,103,643
Timothy A. Levenda President, Foodservice	2022	$800,000	–	$1,530,210	$1,438,933	–	$69,181	$3,838,324
	2021	$800,000	$567,328	$799,992	$478,008	–	$68,452	$2,713,780
	2020	$800,000	$666,667	$400,000	$1,038,008	–	$98,678	$3,003,353
Douglas E. Owenby COO	2022	$580,000	–	$784,840	$754,000	–	$27,765	$2,146,605
	2021	$175,759	$154,063	$880,000	–	–	$9,591	$1,219,413
Eric A. Wulf President, Food Merchandising	2022	$525,000	–	$758,501	$828,016	$331	$44,873	$2,156,721
	2021	$525,000	$333,641	$446,264	$247,778	$326	$43,631	$1,596,640
	2020	$505,838	$386,250	$231,750	$564,406	$326	$63,753	$1,752,323
Michael J. Ragen CFO (8)	2022	$408,333	–	$797,674 (9)	$293,020	–	$1,435,789 (10)	$2,934,816
	2021	$980,000	$680,336	$783,991	$515,725	–	$77,495	$3,037,547
	2020	$980,000	$490,000	$490,000	$1,005,725	–	$105,143	$3,070,868

(1)	For Mr. King, the base salary amount reflects the increase in base salary described in the CD&A, effective March 1, 2022. For Messrs. Baksht and Ragen, the base salary amounts reflect their part-year tenure.

(2)	For 2022, the amount reported represents Mr. Baksht’s cash sign-on bonus. For 2021, the amounts reported represent (i) discretionary bonuses for performance, (ii) the second tranche payments under one-time transaction bonus agreements entered into with Messrs. Levenda, Wulf and Ragen and (iii) for Mr. Owenby, his cash sign-on bonus, in each case, as more fully described in the 2021 CD&A. For 2020, the amounts reported represent awards under transaction and/or retention bonus agreements.

(3)	The amounts reported represent the grant date fair value of the RSUs and PSUs granted to our NEOs during the relevant year as computed in accordance with FASB ASC Topic 718, without taking into account any estimated forfeitures related to service-vesting conditions, except that, as noted in footnote (4) and as explained in greater detail in the footnotes to our 2020 Summary Compensation Table, the value of RSU awards granted to NEOs in connection with our 2020 annual incentive program is reported under the “Non-Equity Incentive Plan Compensation” column. For 2022, the awards represent the executives’ 2022 LTIP awards. For 2021, the awards represent the executives’ 2021 LTIP awards (except for Mr. Owenby, who did not receive a 2021 LTIP award) and, in the case of Messrs. King and Owenby, sign-on RSU awards with grant date fair values of $2,020,083 and $880,000, respectively. For PSUs, the grant date fair value reported is based on the probable outcome of the performance condition as of the grant date. The aggregate grant date fair value of the PSUs, assuming the highest level of achievement under the award, is as follows for each NEO who received a PSU award:

Name	2021 Maximum Achievement Payout	2022 Maximum Achievement Payout
Michael J. King	$3,436,913	$6,104,568
Jonathan H. Baksht	N/A	$1,955,688
Timothy A. Levenda	$799,992	$1,530,210
Douglas E. Owenby	N/A	$784,840
Eric A. Wulf	$446,001	$758,501
Michael J. Ragen	$783,991	$797,674

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(4)	For 2022, the reported amounts represent payments under our 2022 AIP and, in the case of Messrs. Levenda, Wulf and Ragen, include payments under our legacy cash-based LTIPs as described below. Due to the termination of his employment in May 2022, Mr. Ragen did not receive a payment under the 2022 AIP.

For 2021, because no payments were earned under the terms of our 2021 AIP and, as described in greater detail in the 2021 CD&A, the payments thereunder were made as a result of the Compensation Committee’s exercise of discretion, those payments are reported under the “Bonus” column. The amounts reported for 2021 represent payments under our legacy cash-based LTIP for 2019 and 2020, as more fully described in the CD&A.

For 2020, the reported amounts include payments under our 2020 AIP (which included both cash and equity components, as described in greater detail in the footnotes to our 2020 Summary Compensation Table) and payments under our legacy cash-based LTIP for 2019 and 2020 (none of our current NEOs received any amounts under the 2018 cash-based LTIP). For each of those years, participating executives had a target award, which is multiplied by a percentage based on our results in the applicable year. The resulting amount is then divided by three and paid out over the course of the three years beginning on (and including) the applicable year, subject, in the case of the second and third payments, to our meeting applicable performance goals. The following table shows the target awards, earned percentage and earned amount for each participating NEO for our legacy cash-based LTIPs that made payments to our NEOs during the reported periods:

Name	2019 Target	2019 Achievement Percentage	2019 Earned Amount	2020 Target	2020 Achievement Percentage	2020 Earned Amount
Timothy A. Levenda	$525,000	91%	$477,225	$800,000	120%	$956,800
Eric A. Wulf	$337,500	91%	$306,786	$365,006	120%	$436,548
Michael J. Ragen	$735,000	91%	$668,115	$735,000	120%	$879,060

The following table shows the actual amounts paid in respect of the applicable years to our NEOs who received grants under these programs during the reported periods under the legacy cash-based LTIPs pursuant to which our NEOs received payments during the reported periods:

Name	2020	2021	2022
Timothy A. Levenda
2019 Grant	$159,075	$159,075	N/A
2020 Grant	$318,933	$318,933	$318,933
Total	$478,008	$478,008	$318,933
Eric A. Wulf
2019 Grant	$102,262	$102,262	N/A
2020 Grant	$145,516	$145,516	$145,516
Total	$247,778	$247,778	$145,516
Michael J. Ragen*
2019 Grant	$222,705	$222,705	N/A
2020 Grant	$293,020	$293,020	$293,020
Total	$515,725	$515,725	$293,020

* Although Mr. Ragen’s employment terminated before the final tranche of the 2020 award was payable, and he therefore would not have been eligible to receive such final tranche, he received that payment pursuant to the separation agreement that we entered into with him in connection with the termination of his employment.

(5)	Mr. Wulf is entitled to receive benefits under the Pension Plan for Pactiv Evergreen. The amounts reported include increases in the value of his plan benefits. For all applicable NEOs, nonqualified deferred compensation plan assets are entirely invested in mutual funds. Accordingly, none of the applicable investment earnings from those plans are regarded as above-market earnings. The full investment earnings for 2022 are disclosed in the “2022 Nonqualified Deferred Compensation” table.

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(6)	We make contributions to 401(k) plans and nonqualified deferred compensation, or NQDC, plans. The applicable amounts for the years presented were as follows:

Name	2020 401(k) Contributions	2021 401(k) Contributions	2022 401(k) Contributions
Michael J. King	N/A	$17,400	$18,300
Jonathan H. Baksht	N/A	N/A	$18,300
Timothy A. Levenda	$22,800	$17,400	$17,776
Douglas E. Owenby	N/A	$8,700	$17,600
Eric A. Wulf	$22,800	$17,400	$18,300
Michael J. Ragen	$22,800	$17,400	$18,300

Name	2020 NQDC Contributions	2021 NQDC Contributions	2022 NQDC Contributions
Michael J. King	N/A	$38,000	$72,077
Jonathan H. Baksht	N/A	N/A	$20,625
Timothy A. Levenda	$72,973	$47,400	$39,740
Douglas E. Owenby	N/A	–	–
Eric A. Wulf	$39,877	$23,599	$19,318
Michael J. Ragen	$81,517	$56,100	–

The amounts reported in this column also include the following cash amounts paid in settlement of dividend equivalent rights associated with RSUs that vested in 2022 and 2021:

Cash Payments in Settlement of Dividend Equivalent Rights
Name	2021	2022
Michael J. King	N/A	$20,249
Timothy A. Levenda	$2,247	$11,665
Douglas E. Owenby	N/A	$10,165
Eric A. Wulf	$1,302	$6,655
Michael J. Ragen	$2,753	$17,777

Other benefits reported under this column include wellness credits and, in the case of Mr. Baksht, relocation benefits worth $495,754. Health and welfare benefits are not reported to the extent these benefits are generally available to all other salaried and non-union hourly employees. As permitted by the SEC’s disclosure rules, we have excluded perquisites and personal benefits for all NEOs, as the total value for each NEO is less than $10,000.

(7)	Mr. Baksht’s employment began in May 2022.

(8)	Mr. Ragen’s employment terminated in May 2022.

(9)	Mr. Ragen forfeited the equity awards granted to him whose value is reported in this column in connection with the termination of his employment.

(10)	In addition to the amounts reported for Mr. Ragen under footnote (6), the amounts reported for Mr. Ragen under this column include (i) $1,385,425 in severance payments under his separation agreement with us and (ii) $14,287 in continued health insurance benefits paid pursuant to the separation agreement.

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2022 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning grants of plan-based awards made to the NEOs during 2022. All equity awards reported on this table carry dividend equivalent rights, as described in the CD&A.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	All Other Stock Awards (Number of Shares of Stock or Units) (3)	Grant Date Fair Value (4)
Michael J. King	03/02/2022							326,797	$3,052,284
	03/02/2022				163,399	326,797	653,594		$3,052,284
		$776,042	$1,552,083	$3,104,167
Jonathan H. Baksht	05/27/2022							93,843	$977,844
	05/27/2022				46,921	93,843	187,686		$977,844
		$166,992	$333,983	$667,966
Timothy A. Levenda	03/02/2022							81,917	$765,105
	03/02/2022				40,959	81,917	163,834		$765,105
		$280,000	$560,000	$1,120,000
Douglas E. Owenby	03/02/2022							42,015	$392,420
	03/02/2022				21,007	42,015	84,030		$392,420
		$188,500	$377,000	$754,000
Eric A. Wulf	03/02/2022							40,605	$379,251
	03/02/2022				20,302	40,605	81,210		$379,251
		$170,625	$341,250	$682,500
Michael J. Ragen	03/02/2022							42,702	$398,837
	03/02/2022				21,351	42,702	85,404		$398,837
		$318,500	$637,000	$1,274,000

(1)	The amounts reported reflect the threshold, target and maximum performance-based cash incentive compensation amounts that could have been paid under the 2022 AIP. The types and weighting of the performance measures under that program are described in the CD&A. The reported amounts assume service throughout 2022 for Mr. Ragen, whose employment terminated before the payment of the bonus, and who therefore was not eligible to receive a payment under the program. Mr. Baksht, whose employment with us began during 2022, was eligible to receive a prorated payment, and the proration is reflected in the reported amounts.

(2)	The amounts reported reflect the threshold, target and maximum number of shares of our common stock for which the PSUs granted in 2022 may be settled, based on the performance measures described in the CD&A. Mr. Ragen forfeited his award reported in this column in connection with the termination of his employment in May 2022.

(3)	The reported securities consist of RSUs that vest ratably in three approximately equal annual installments on the first, second and third anniversaries of the grant date, subject to continued service with us. Mr. Ragen forfeited his award reported in this column in connection with the termination of his employment in May 2022.

(4)	This column shows the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718. These grant date fair values do not take into account any estimated forfeitures relating to service-vesting conditions.

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Outstanding Equity Awards at December 31, 2022

The following table sets forth information on the outstanding equity awards held by our NEOs as of December 31, 2022. All equity awards reported on this table carry dividend equivalent rights (cash-settled, in the case of awards granted prior to 2022), as described in the CD&A.

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1)
Michael J. King	03/12/2021 (2)	62,775	$713,124
	03/12/2021 (3)	94,162	$1,069,680
	03/12/2021 (4)			94,162	$1,069,680
	03/02/2022 (5)	326,797	$3,712,414
	03/02/2022 (6)			326,797	$3,712,414
Jonathan H. Baksht	05/27/2022 (2)	93,843	$1,066,056
	05/27/2022 (6)			93,843	$1,066,056
Timothy A. Levenda	09/21/2020 (7)	9,524	$108,193
	03/02/2021 (2)	18,265	$207,490
	03/02/2021 (4)			27,397	$311,230
	03/02/2022 (5)	81,917	$930,577
	03/02/2022 (6)			81,917	$930,577
Douglas E. Owenby	09/16/2021 (2)	54,372	$617,666
	03/02/2022 (5)	42,015	$477,290
	03/02/2022 (6)			42,015	$477,290
Eric A. Wulf	09/21/2020 (7)	5,518	$62,684
	03/02/2021 (2)	10,189	$115,747
	03/02/2021 (4)			15,283	$173,615
	03/02/2022 (5)	40,605	$461,273
	03/02/2022 (6)			40,605	$461,273
Michael J. Ragen	09/21/2020 (8)	11,667	$132,537

(1)	Value is based on the closing stock price of $11.36 on the last trading day of 2022 (December 30, 2022).

(2)	The reported securities are RSUs that vest ratably in two approximately equal annual installments on the second and third anniversaries of the grant date, subject to continued service with us.

(3)	The reported securities are RSUs that vest ratably in three approximately equal annual installments on the second, third and fourth anniversaries of the grant date, subject to continued service with us.

(4)	The reported securities are PSUs that vest on the third anniversary of the grant date. As required by Instruction 3 to Item 402(f)(2) of Regulation S-K, the number of shares reported as underlying these PSUs and the market value of those shares is calculated based on the achievement of threshold performance goals. However, because the performance period for these PSUs was calendar year 2021 and the performance metrics were not achieved, no shares will be issuable when these PSUs vest.

(5)	The reported securities are RSUs that vest ratably in three approximately equal annual installments on the anniversaries of the grant date, subject to continued service with us.

(6)	The reported securities are PSUs that vest on the third anniversary of the grant date, subject to continued service with us and satisfaction of the applicable performance condition.

(7)	The reported securities are RSUs that vest on September 21, 2023, subject to continued service with us.

(8)	Mr. Ragen experienced a termination of service with us before December 31, 2022, but the reported securities were RSUs that continued to vest pursuant to our separation agreement with him and vested in full on March 2, 2023.

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2022 STOCK VESTED

The following table provides information, on an aggregate basis, regarding the vesting during 2022 of RSUs previously granted to the NEOs. None of the NEOs hold stock options. None of the PSUs held by our NEOs vested during 2022.

	Stock Awards (1)
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Michael J. King	62,774	$594,004
Jonathan H. Baksht	N/A	N/A
Timothy A. Levenda	37,834	$366,177
Douglas E. Owenby	27,185	$274,947
Eric A. Wulf	21,455	$207,707
Michael J. Ragen	37,397	$394,249

(1)	None of the RSUs held by Mr. Baksht vested during 2022.

(2)	The amounts shown in this column are determined by multiplying the number of shares that vested by the per-share closing price of our common stock on the vesting date, plus cash-settled dividend equivalent rights attributable to such shares in the amount of $20,249 for Mr. King, $11,665 for Mr. Levenda, $10,165 for Mr. Owenby, $6,655 for Mr. Wulf and $17,777 for Mr. Ragen.

2022 PENSION BENEFITS

Mr. Wulf, through his participation in the Pension Plan for Pactiv Evergreen, an ERISA-qualified defined benefit plan that we maintain, is our only NEO who is entitled to payments or benefits under any plan that provides for payments or other benefits in connection with an NEO’s retirement. The following table sets forth information with respect to his participation in that plan.

Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During 2022
Eric A. Wulf	8.33	$21,016	–

Mr. Wulf has a legacy entitlement under the Pension Plan for Pactiv Evergreen. His legacy entitlement includes a final average pay provision and a cash balance provision. The benefit formula for the final average pay provision under normal retirement is a monthly amount equal to 55% of the executive’s final average compensation, multiplied by a fraction of the number of years of participation (not exceeding 35 years) divided by 35. Final average pay accruals were frozen as of October 31, 2010. The benefit formula for the cash balance provision was a monthly contribution credit of between 2.5% and 5% of compensation for that month (with the specific percentage based on age), plus an interest credit added each month. Cash balance accruals were frozen as of December 31, 2011.

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2022 Nonqualified Deferred Compensation

In 2022, we maintained nonqualified deferred compensation plans that allowed participants to defer portions of their compensation. The purpose of these plans is to allow participants to defer receipt of compensation, and therefore associated tax obligations, to a date elected by the participant. The following table sets forth information on each NEO’s participation in these plans, a description of which is set forth in the CD&A.

Name	2022 Executive Contributions (1)	2022 Company Contributions (2)	2022 Aggregate Earnings	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2022
Michael J. King	$71,983	$72,077	$(28,305)	$(1,458)	$496,210
Jonathan H. Baksht	$18,750	$20,625	$537	$(142)	$19,145
Timothy A. Levenda	$178,198	$39,740	$(301,280)	$(4,124)	$1,590,763
Douglas E. Owenby	–	–	$(672)	$(259)	$3,367 (3)
Eric A. Wulf	$31,348	$19,318	$(68,483)	$(936)	$274,199
Michael J. Ragen	$67,719	–	$(83,943)	$(442,543)	$568,938

(1)	Contributions represent the deferred portion of each NEO’s base salary and bonus amounts. The amounts in this column are included in the columns of the Summary Compensation Table from which the deferrals were made (for example, salary deferrals are reported in the “Salary” column).

(2)	The amounts shown in this column are reported in the “All Other Compensation” column of the Summary Compensation Table. Mr. Ragen was ineligible for a Company contribution due to the termination of his employment in 2022.

(3)	The reported amount includes $4,238 that was transferred from the nonqualified deferred compensation plan account that had been maintained by Graham Packaging for Mr. Owenby.

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EXECUTIVE EMPLOYMENT ARRANGEMENTS

We have employment agreements with Messrs. King, Baksht, Levenda and Wulf, and we previously had an employment agreement with Mr. Ragen before his employment terminated. These agreements generally provide for at-will employment and include the NEO’s base salary, an indication of eligibility for AIP and LTIP grants and certain other benefits. We do not have an employment agreement with Mr. Owenby. Our employment agreements with NEOs are summarized in the table below and the following narrative.

Executive	Base Salary (1)	AIP Target (1) (2)	LTIP Target (1) (2)	Severance (1)
Michael J. King	$1,250,000	125%	320%

●  12 months’ base salary plus prorated target AIP award upon a termination without “cause,” which in this table is defined in the applicable employment agreement.

●  24 months’ base salary plus prorated target AIP award if there is a qualifying termination after a “Sale of Business,” which in this table is defined in the applicable employment agreement. (3)

●  12 months of COBRA continuation coverage, or a lump-sum cash payment equal to the premiums in lieu of such coverage.

Jonathan H. Baksht (4)	$750,000	75%	250%

●  12 months’ base salary plus prorated target AIP award upon a termination without “cause.”

●  24 months’ base salary plus prorated target AIP award if there is a qualifying termination after a “Sale of Business.” (3)

●  12 months of COBRA continuation coverage, or a lump-sum cash payment equal to the premiums in lieu of such coverage.

Timothy A. Levenda	$800,000	70%	120%

●  12 months’ base salary plus prorated target AIP award upon a termination without “cause.”

●  24 months’ base salary plus target AIP award if there is a qualifying termination after a “Sale of Business.” (3)

●  12 months of COBRA continuation coverage, or a lump-sum cash payment equal to the premiums in lieu of such coverage.

Douglas E. Owenby (5)	$580,000	65%	100%

●  Forgiveness of our right to recoup cash signing bonus if employment terminated other than voluntarily by executive or by us for “cause.”  Recoupable portion of cash signing bonus is 100% ($120,000) if termination occurs within 12 months of starting date and 50% ($60,000) if termination occurs thereafter but within 24 months of starting date.

Eric A. Wulf	$525,000	65%	100%

●  12 months’ base salary upon a termination without “cause.”

●  24 months’ base salary plus prorated target AIP award if there is a qualifying termination after a “Sale of Business.” (3)

●  12 months of COBRA continuation coverage, or a lump-sum cash payment equal to the premiums in lieu of such coverage.

Michael J. Ragen (6)	$980,000	65%	80%

●  12 months’ base salary plus prorated target AIP award upon a termination without “cause.”

●  24 months’ base salary plus target AIP award if there is a qualifying termination after a “Sale of Business.” (3)

●  12 months of COBRA continuation coverage, or a lump-sum cash payment equal to the premiums in lieu of such coverage.

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(1)	As of December 31, 2022, or the end of the NEO’s employment with us, whichever is earlier.

(2)	As a percentage of base salary.

(3)	Increased severance is provided if, within 12 months after a “Sale of Business,” as defined in the applicable employment agreement, the executive is terminated without “cause,” as defined in the applicable employment agreement, or he resigns following a material reduction in his remuneration or scope of duties. These terminations are referred to as “qualifying terminations” in this table. Severance would be paid in equal installments over the applicable severance period.

(4)	Mr. Baksht’s employment began in May 2022.

(5)	Mr. Owenby is not party to an employment agreement.

(6)	Mr. Ragen’s employment terminated in May 2022. See “Ragen Separation Agreement” below for a description of the benefits to which Mr. Ragen was entitled in connection with the termination of his employment.

Michael J. King

At December 31, 2022, Mr. King, our President and CEO, had an annual base salary of $1,250,000 and was eligible for a target AIP award of 125% of his base salary and a target LTIP award of 320% of his base salary.

We entered into an employment agreement with Mr. King as of March 5, 2021, which we refer to as the King Employment Agreement. Pursuant to the King Employment Agreement, in addition to participating in our AIP and LTIP programs, Mr. King is eligible to participate in our employee health and welfare and vacation policies to the extent he meets the eligibility requirements. Mr. King is also required to comply with our standard restrictive covenant agreement, as described below.

Please see “Potential Payments upon Termination, Change in Control or Certain Other Events” below for more information on the King Employment Agreement.

Jonathan H. Baksht, Timothy A. Levenda and Eric A. Wulf

At December 31, 2022, Mr. Baksht, from May 27, 2022 our CFO, had an annual base salary of $750,000 and was eligible for a target AIP award of 75% of his base salary and a target LTIP award of 250% of his base salary; Mr. Levenda, the President of our Foodservice segment, had an annual base salary of $800,000 and was eligible for a target AIP award of 70% of his base salary and a target LTIP award of 120% of his base salary; and Mr. Wulf, the President of our Food Merchandising segment, had an annual base salary of $525,000 and was eligible for a target AIP award of 65% of his base salary and a target LTIP award of 100% of his base salary.

We entered into an employment agreement with Mr. Baksht as of May 27, 2022, which we refer to as the Baksht Employment Agreement; with Mr. Levenda as of July 31, 2019, which we refer to as the Levenda Employment Agreement; and with Mr. Wulf as of July 8, 2019, which we refer to as the Wulf Employment Agreement. Pursuant to their employment agreements, in addition to participating in our AIP and LTIP programs, Messrs. Baksht, Levenda and Wulf are eligible to participate in our employee health and welfare and vacation policies to the extent they meet the eligibility requirements. They are also required to comply with our standard restrictive covenant agreement, as described below.

Please see “Potential Payments upon Termination, Change in Control or Certain Other Events” below for more information on the Baksht Employment Agreement, the Levenda Employment Agreement and the Wulf Employment Agreement.

Restrictive Covenant Agreements

As discussed above, each of the employment agreements with our NEOs to which we are party, which we collectively refer to as the Employment Agreements, requires the executive counterparty to enter into a restrictive covenant agreement that, among other things, contains a perpetual confidentiality covenant and non-competition and

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non-solicitation covenants that apply during the executive’s employment and for one year after the termination thereof for any reason.

Potential Payments Upon Termination, Change in Control or Other Events

The terms of the Employment Agreements as they relate to potential payments upon termination, change in control and certain other events are generally the same, except as noted below. Except as noted, the description below applies to each Employment Agreement, and refers to Messrs. King, Baksht, Levenda and Wulf as the “Executive.”

As noted earlier, Mr. Owenby was not party to an employment agreement with us. The following summary is qualified in its entirety by reference to the Employment Agreements and the Equity Incentive Plan.

Employment Agreements

Termination Without Cause: Under the Employment Agreements, if we terminate the Executive’s employment with us for a reason other than cause (as defined in the Employment Agreement and summarized below) and the termination occurs before a change of control (which is defined in the Employment Agreement using the term “sale of business” as is summarized below), then he will receive (i) payment of an amount equal to his annual base salary in 12 equal monthly installments during the 12 months after the separation date; (ii) payment of his target AIP award for the year of termination, prorated through the date of termination, also in 12 equal monthly installments during the 12 months after the separation date, except in the case of the Wulf Employment Agreement, in which case no amounts are payable under this clause (ii); and (iii) continued coverage by our health plan in effect from time to time for 12 months after the separation date, except that we may elect to pay the Executive a lump-sum cash payment equal to the total monthly premiums that would have been paid by us for the Executive under the health plan if providing the coverage would violate the terms of our health plan or applicable law.

Termination Following Sale of Business: If we terminate the Executive’s employment with us for a reason other than cause, or if his position is materially reduced in remuneration or scope of duties and he terminates his employment, in each case within 12 months of the closing of a sale of business, then he will receive (i) payment of an amount equal to twice his annual base salary in 24 equal monthly installments during the 24 months after the separation date; (ii) payment of his target AIP award for the year of termination (which, in the case of the King Employment Agreement, the Baksht Employment Agreement and the Wulf Employment Agreement, will be prorated through the date of termination), also in 24 equal monthly installments during the 24 months after the separation date; and (iii) continued coverage by our health plan in effect from time to time for 12 months after the separation date, except that we may elect to pay the Executive a lump-sum cash payment equal to the total monthly premiums that would have been paid by us for the Executive under the health plan if providing the coverage would violate the terms of our health plan or applicable law.

Death or Disability: No severance is payable under the Employment Agreements in the event of termination of the Executive’s employment with us due to death or disability.

Conditions for Payment: The payment of severance to an Executive under his Employment Agreement as described above is subject to his signing a release of claims agreement with us (which, in the case of the King Employment Agreement and the Baksht Employment Agreement will also contain non-defamation and non-disparagement covenants applicable to the Executive, and in the case of the Wulf Employment Agreement, will also include a release by us in the Executive’s favor) and his continued compliance with the restrictive covenant agreement to which he is party. If the Executive breaches the restrictive covenant agreement to which he is party, his right to any further severance will immediately terminate, and a breach may be waived only by us in writing.

Equity Incentive Plan and Award Agreements

The Equity Incentive Plan provides that, in the event of a change in control (as defined in the Equity Incentive Plan and summarized below), all outstanding awards under the Equity Incentive Plan will immediately vest and settle, and any performance criteria to which the awards are subject will be deemed to be satisfied at target.

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2021 Grants

Under the award agreements under the Equity Incentive Plan for RSUs issued in 2021, if the Executive dies or retires (as defined in the Equity Incentive Plan and summarized below) before the award fully vests, but after the Executive has been employed by us for at least 12 months after the grant date, then (subject to the Executive signing a customary release of claims in our favor, in the case of termination of service due to retirement) a pro rata portion of the next tranche of the award to vest will be accelerated, based on a fraction, the numerator of which is the number of full months during such vesting period that the Executive was employed, and the denominator of which is 12.

Under the award agreements under the Equity Incentive Plan for PSUs issued in 2021, if the Executive dies or retires (as defined in the Equity Incentive Plan and summarized below) before the award fully vests, but after the Executive has been employed by us for at least 12 months after the grant date, then (subject to the Executive signing a customary release of claims in our favor, in the case of termination of service due to retirement) a pro rata portion of the award will be accelerated, based on a fraction, the numerator of which is the number of full months during the vesting period that the Executive was employed, and the denominator of which is 36, with the number of shares for which each PSU is settled being determined based on the likely level of achievement of the PSUs’ performance condition, as determined by the Compensation Committee in its sole discretion.

2022 Grants

Under the award agreements under the Equity Incentive Plan for RSUs issued in 2022, if the Executive dies before the award fully vests, but after the first anniversary of the grant date, then a pro rata portion of the remaining tranches of the award to vest will be accelerated, based on a fraction for each remaining tranche, the numerator of which is the number of full months during the vesting period for such tranche that the Executive was employed, and the denominator of which is the number of months during such vesting period.

Under the award agreements under the Equity Incentive Plan for PSUs issued in 2022, if the Executive dies before the award vests, but after the first anniversary of the grant date, then a pro rata portion of the award will be accelerated, based on a fraction, the numerator of which is the number of full months during the vesting period that the Executive was employed, and the denominator of which is 36, with the number of shares for which each PSU is settled being determined based on the likely level of achievement of the PSUs’ performance condition, as determined by the Compensation Committee in its sole discretion.

Under the award agreements under the Equity Incentive Plan for RSUs and PSUs issued in 2022, if the Executive undergoes a qualifying retirement (as defined below) before the award fully vests, but after the Executive has been employed by us for at least six months after the grant date, then (subject to the Executive signing a customary release of claims in our favor) any unvested RSUs or PSUs will continue to vest as if the Executive had not retired.

Baksht Sign-On RSU Grant

The award agreement with respect to the RSUs issued to Mr. Baksht upon the commencement of his employment with us is identical to the award agreements with respect to other RSU grants made in 2022, as described above, except that it also provides that if Mr. Baksht is terminated without cause (as defined below with respect to the Baksht Employment Agreement), before the last annual tranche of such RSUs vests, then (subject to Mr. Baksht signing a customary release of claims in our favor) any unvested RSUs that would have vested on the next annual vesting date will be accelerated.

Dividend Equivalent Rights

All equity awards carry dividend equivalent rights as described above in the CD&A, and upon a full or partial acceleration of vesting as described in this section all accrued dividend equivalent rights are paid out.

Definitions

As used in this section, “cause” means, in the good faith determination of the CEO (except in the case of the King Employment Agreement and the Baksht Employment Agreement, in which case such determination is by the Company or the Board), that the Executive has engaged in conduct consisting of (i) in the case of the King Employment Agreement and the Baksht Employment Agreement, fraud, conviction of a crime or other willful or intentional misconduct related to his duties; (ii) in the case of Employment Agreements other than the King Employment Agreement and the Baksht Employment Agreement, dishonesty or other serious misconduct related to

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his duties; or (iii) willful and continual failure (unless due to incapacity resulting from mental or physical illness) to perform his employment duties after written demand for substantial performance is delivered to him by us specifically identifying the manner in which he has not substantially performed his duties (and, in the case of the King Employment Agreement, the Baksht Employment Agreement and the Wulf Employment Agreement, provided that the Executive has not cured such failure after 30 days).

As used in this section, “sale of business” means the sale or other disposition of (i) more than 50% of our equity interests (or, in the case of Employment Agreements other than the King Employment Agreement and the Baksht Employment Agreement, those of our direct or indirect parent) to a non-affiliated party or (ii) more than 50% of the business or assets that, as of the most recent year end, generated more than 50% of our EBITDA (as determined in good faith by our CEO, or, in the case of the King Employment Agreement and the Baksht Employment Agreement, by the Board, based on our financial statements), but a disposition as a result of lender foreclosure on assets or pursuant to a bankruptcy or judicially administered reorganization is not a sale of business.

As used in the Equity Incentive Plan, “change in control” means the occurrence of any one or more of the following events: (i) a direct or indirect change in control of us effected through one or more transactions within a 12-month period whereby any person other than we, directly or indirectly, acquires or maintains beneficial ownership of our securities constituting more than 50% of the total combined voting power of our securities issued and outstanding immediately after the acquisition, (ii) at any time during a period of 24 consecutive months, individuals who at the beginning of the period constitute the Board cease for any reason to constitute a majority of the Board, but any new member of the Board whose nomination was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose nomination was so approved, will be considered as though he or she were a member of the Board at the beginning of the period, but excluding any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board, (iii) the consummation of a merger of us or any of our subsidiaries with any other entity, other than a merger that would result in our voting securities issued and outstanding immediately before such merger continuing to represent (either by remaining issued and outstanding or being converted into voting securities of the surviving entity or, if applicable, the ultimate parent thereof) at least 50% of the combined voting power and total fair market value of our securities or those of the surviving entity or parent issued and outstanding immediately after such merger or (iv) the consummation of any sale, lease, exchange or other transfer to any person other than one of our affiliates in one or more transactions within a 12-month period, of all or substantially all of the assets of us and our subsidiaries.

As used in the award agreements under the Equity Incentive Plan entered into in 2022, “qualifying retirement” means, with respect to any participant, his or her retirement on or after the earliest to occur of (i) the date on which he or she attains age 62, (ii) the date on which he or she attains age 55 and has completed 15 years of service with us or an affiliate or predecessor or (iii) the date on which the sum of the number of whole years in his or her age plus the number of whole years of service that he or she has provided to us and our affiliates or predecessors equals at least 75; provided, that he or she has notified us of such retirement at least six months in advance.

As used in the Equity Incentive Plan and the award agreements thereunder entered into in 2021, “retirement” means, with respect to any participant, his or her voluntary termination of service on or after the earliest to occur of (i) the date on which he or she attains age 62, (ii) the date on which he or she attains age 55 and has completed 10 years of service with us or an affiliate or predecessor or (iii) his or her age plus years of service with us or an affiliate or predecessor totals at least 70.

Ragen Separation Agreement

Mr. Ragen’s employment terminated on May 27, 2022. In connection with his departure, Mr. Ragen entered into a Separation Agreement with us. Pursuant to that agreement, which includes a customary release of claims in our favor, Mr. Ragen is entitled to: (i) severance of $1,385,425, paid in approximately equal monthly installments over 12 months; (ii) a payment equal to the amount to which he would have been entitled for 2022 under Pactiv LLC’s 2020 cash LTIP (which was $293,020); (iii) COBRA continuation premium payments at the active employee rate for up to 12 months; and (iv) the continued vesting of RSUs awarded in 2020, subject to adjustments to the settlement dates made in light of Section 409A of the Code.

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The receipt of Mr. Ragen’s severance benefits was contingent on his agreeing to restrictive covenants, including non-competition and non-solicitation covenants during the 18-month period following his termination, and a perpetual confidentiality covenant.

Table of Estimated Payments

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of the NEOs serving as of the end of 2022 under our employment arrangements in effect at that time. Payments and benefits are estimated assuming that the triggering event took place on the last trading day of 2022 (December 30, 2022) and the price per share of our common stock is the closing price of our common stock on that date of $11.36. There can be no assurances that a triggering event would produce the same or similar results as those estimated below if it occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

	Potential Payments Upon
Name	Termination Without Cause Without Change in Control	Change in Control (1)	Qualifying Termination Within 12 Months After a Sale of Business (2)	Death (3)	Retirement (3)
Michael J. King
Cash (4)	$2,812,500	–	$4,062,500	–	–
Acceleration of Equity Vesting (5)	–	$10,743,171	–	$1,231,146	$8,943,745
Other Benefits (6)	$14,139	–	$14,139	–	–
Total Benefits	$2,826,639	$10,743,171	$4,076,639	$1,231,146	$8,943,745
Jonathan H. Baksht
Cash (4)	$1,087,500	–	$1,837,500	–	–
Acceleration of Equity Vesting (5)	$365,417	$2,192,503	$365,417	–	$2,192,503
Other Benefits (6)	$14,139	–	$14,139	–	–
Total Benefits	$1,467,056	$2,192,503	$2,217,056	–	$2,192,503
Timothy A. Levenda
Cash (4)	$1,360,000	–	$2,160,000	–	–
Acceleration of Equity Vesting (5)	–	$2,600,007	–	$299,586	$2,232,876
Other Benefits (6)	$14,037	–	$14,037	–	–
Total Benefits	$1,374,037	$2,600,007	$2,174,037	$299,586	$2,232,876
Douglas E. Owenby
Cash	–	–	–	–	–
Acceleration of Equity Vesting (5)	–	$1,638,239	–	$80,828	$1,072,397
Other Benefits (7)	$60,000	–	$60,000	$60,000	$60,000
Total Benefits	$60,000	$1,638,239	$60,000	$140,828	$1,132,397
Eric A. Wulf
Cash (4)	$525,000	–	$1,391,250	–	–
Acceleration of Equity Vesting (5)	–	$1,332,694	–	$170,441	$1,128,725
Other Benefits (6)	$4,777	–	$4,777	–	–
Total Benefits	$529,777	$1,332,694	$1,396,027	$170,441	$1,128,725

(1)	Amounts reported in this column are amounts payable upon the consummation of a “change in control” (as defined in the Equity Incentive Plan) without regard to whether a termination without cause or a resignation for good reason contemporaneously or later occurs.

(2)	Qualifying termination means a termination without cause or a resignation for good reason under each Executive’s Employment Agreement. Amounts reported in this column are amounts payable in connection with a “sale of business” (as defined in the applicable Employment Agreement) if the Executive experiences a termination without cause or a resignation for good reason contemporaneously with, or within 12 months after, the consummation of such sale of business. If the “sale of business” also constitutes a “change in control” under the Equity Incentive Plan, then amounts payable hereunder are in addition to amounts reported in the “Change in Control” column, except that the amount reported in this column in the “Acceleration of Equity Vesting” row for Mr. Baksht would already have been paid in connection with a “change in control” under the Equity Incentive Plan.

(3)	Amounts reported in these columns constitute accelerated vesting under our equity award agreements as described above.

(4)	Under their employment agreements, in connection with a termination without cause, the NEOs would have received severance payments equivalent to 12 months’ base salary. Additionally, Messrs. King, Baksht and Levenda would receive their prorated target annual incentive bonus (which, in the case of Mr. Baksht, would be further prorated based on his days of service during 2022, such that his target annual bonus would be $337,500 rather than $562,500). If a termination without cause or resignation for good reason occurs within 12 months after a “sale of business,” the NEOs would have received severance payments equivalent to 24 months’ base salary. Additionally, Mr. Levenda would receive his target annual incentive bonus and Messrs. King, Baksht and Wulf would receive their prorated target annual incentive bonus (which, in the case of Mr. Baksht, would be further prorated as described earlier in this footnote (4)). Severance is paid in equal installments over the applicable severance period.

(5)	Amounts reported in this row reflect the aggregate value of our equity awards accelerated in connection with a change in control under the Equity Incentive Plan or in connection with death or retirement under an applicable award agreement and, in the case of Mr. Baksht, acceleration of the next tranche of his sign-on RSU award as described above. For unvested RSUs, the aggregate value is determined by multiplying the number of such RSUs as of December 31, 2022 by $11.36, the closing price of our common stock on the last trading day of 2022 (December 30, 2022). For unvested PSUs, the aggregate value is determined by multiplying the number of such PSUs by $11.36 (i.e., assuming a settlement of such PSUs for shares of common stock at a “target” level). In the case of both RSUs and PSUs, the amounts reported also include the value of dividend equivalent rights accrued up until the termination date.

(6)	Amounts reported in this row reflect the estimated cost of continuing health insurance coverage (i.e., assuming that we elect not to make a lump-sum payment in lieu of providing continuing coverage).

(7)	As noted above, Mr. Owenby is not party to an employment agreement with us. However, his offer letter from us requires him to repay his full signing bonus of $120,000 if he voluntarily terminates his employment or is terminated for “cause” (as defined in the offer letter and summarized in this footnote) within one year of his date of hire, and half of the signing bonus if he voluntarily terminates his employment or is terminated for cause in the following year. This obligation is forgiven in the event of a termination without cause or an involuntary termination of employment (for example, in the case of death). For purposes of this footnote, “cause” means violation of our policies and procedures, abandonment of position, neglect or willful misconduct in the performance of duties, an intentional omission or misrepresentation in the employment application or any action or inaction that causes or could cause harm to us or our people, assets or brands.

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EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to the Equity Incentive Plan, our only equity compensation plan, as of December 31, 2022:

Plan	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by shareholders (2)	4,519,170 (3)	–	3,637,957
Equity compensation plans not approved by shareholders	–	–	–
Total	4,519,170	–	3,637,957

(1)	We have not issued options, and the RSUs and PSUs disclosed in this table do not have exercise prices.

(2)	The Equity Incentive Plan contains an evergreen provision, pursuant to which the Compensation Committee may increase the number of shares of common stock available for issuance thereunder on the first day of each year by an amount equal to the lesser of (i) 1% of our issued and outstanding shares of common stock on December 31 of the immediately preceding year or (ii) such other number of shares of common stock as determined by the Compensation Committee in its discretion. The Compensation Committee did not invoke this provision effective January 1, 2021 or January 1, 2022. Effective January 1, 2023, the Compensation Committee invoked this provision, resulting in an increase as of that date in the number of shares available for issuance of 1,779,261.

(3)	Reflects 1,929,100 shares of common stock subject to RSUs that entitle each holder to one share of common stock for each RSU that vests over the holder’s period of continued service to us, and up to 2,590,070 shares of common stock that would be issuable to the holders of PSUs upon vesting in connection with the achievement of the maximum performance condition. As discussed in greater detail in the CD&A, the PSUs granted in 2021 (pursuant to which 440,754 shares remained reserved for issuance at December 31, 2022) did not achieve the threshold performance condition, and therefore no shares will be issuable pursuant to those PSUs when their performance term expires.

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CEO PAY RATIO

This section contains a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our chief executive officer to the median of the annual total compensation of our other employees for 2022.

The 2022 annual total compensation of Mr. King, our principal executive officer, was $10,561,028. The 2022 annual total compensation of our median compensated employee other than Mr. King was $58,735. Based on this information, for 2022, the ratio of the annual total compensation of Mr. King to the median of the annual total compensation of all other employees was 180 to 1.

Less than five percent of the aggregate number of our worldwide employees are located outside of the United States and Mexico. Therefore, we excluded employees located in all other countries in determining our median compensated employee, comprising at December 31, 2022 approximately 260 in Canada, 58 in Bahrain, six in El Salvador and one in the United Kingdom. The total number of our U.S. and non-U.S. employees as of December 31, 2022, irrespective of any exemption, was 15,941, and the total number of our U.S. and non-U.S. employees used for our calculation as explained in this paragraph was 15,616.

To identify our median compensated employee (other than Mr. King), as our consistently-applied compensation measure, we used annual gross wages from our payroll records for 2022, which we annualized in the case of all permanent employees who were employed for less than the full year. For employees located in Mexico, we converted wages paid in pesos to U.S. dollars based on the exchange rate announced by the Board of Governors of the Federal Reserve System on December 30, 2022, the last business day of that year. We did not make a cost of living adjustment in identifying our median employee. We also excluded employees who had no compensation in 2022 (for example, employees on leave who received no wages). We then selected the median employee from this list, after excluding Mr. King, and calculated annual total compensation of the median employee.

The pay ratio disclosed above is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

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PAY VERSUS PERFORMANCE

The disclosures set forth under this “Pay Versus Performance” headline are provided as required by Item 402(v) of Regulation S-K. We are providing the following information about the relationship between compensation “actually paid” (“CAP”) to our PEOs (Thomas Degnan for January 2020 through September 2020, identified as “PEO 1,” John T. McGrath for September 2020 through March 2021, identified as “PEO 2” and Michael J. King from March 2021 to the present, identified as “PEO 3”) and our other non-PEO NEOs, and certain financial performance of the Company. For a better understanding of the way our Compensation Committee evaluates and sets executive compensation, please refer to the CD&A. We refer to the Summary Compensation Table as the SCT.

									Value of Initial Fixed $100 Investment Based On:		(in millions)
Year	SCT Total for PEO 1	SCT Total for PEO 2	SCT Total for PEO 3	CAP of PEO 1 (1)	CAP of PEO 2 (1)	CAP of PEO 3 (1)	Average SCT Total for Non-PEO NEOs (2)	Average CAP of Non-PEO NEOs (1)	TSR (3)	Peer Group TSR (3)	Net Income (Loss) (4)	Adjusted EBITDA (5)
2022	N/A	N/A	$10,561,028	N/A	N/A	$15,164,325	$3,036,022	$3,482,606	$96.96	$133.73	$320	$785
2021	N/A	$6,127,973	$6,504,291	N/A	$6,326,513	$4,240,009	$2,554,641	$1,988,366	$104.18	$145.28	$25	$531
2020	$2,795,784	$8,699,814	N/A	$2,795,784	$7,989,973	N/A	$2,859,434	$2,830,596	$144.89	$124.95	$(25)	$615

(1)	Derived by adjusting the applicable executive’s SCT compensation as shown in the table below computed in accordance with FASB ASC 718 as of the end of the respective year, other than fair values of equity awards that vest in the covered year, which are valued as of the applicable vesting date. Amounts shown for non-PEO NEOs are presented on an averaged basis. The dollar amounts reported in these columns do not reflect the actual amount of compensation earned by or paid to our NEOs during the applicable year.

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Year	Category	SCT Total	Deduct Change in Pension Value	Deduct SCT Equity Awards	Add Year-End Value of Unvested Awards Granted in Applicable Year	Add Change in Value of Unvested Awards Granted in Prior Years	Add Change in Value of Vested Awards Granted in Prior Years	Deduct Value of Forfeited Awards	Compensation Actually Paid
2022	PEO 3	$10,561,028	–	$(6,104,568)	$11,137,242	$(207,157)	$(222,220)	–	$15,164,325
	Other NEOs	$3,036,022	$(66)	$(1,165,383)	$1,761,118	$(28,917)	$(74,773)	$(45,394)	$3,482,606
2021	PEO 2	$6,127,973	$(63,656)	–	$1,042,195	–	$(779,999)	–	$6,326,513
	PEO 3	$6,504,291	–	$(5,050,217)	$2,785,935	–	–	–	$4,240,009
	Other NEOs	$2,554,641	$(65)	$(902,052)	$501,844	$(99,933)	$(66,069)	–	$1,988,366
2020	PEO 1	$2,795,784	–	–	–	–	–	–	$2,795,784
	PEO 2	$8,699,814	$(101,267)	$(3,200,000)*	$2,591,426	–	–	–	$7,989,973
	Other NEOs	$2,859,434	$(82)	$(651,266)**	$622,510	–	–	–	$2,830,596

* Includes a $2,000,000 award reported under the “Stock” column and a $1,200,000 award reported under the “Non-Equity Incentive Plan Compensation” column (representing an RSU award granted to Mr. McGrath in March 2021 in partial satisfaction of his 2020 short-term incentive plan payment, as described in our 2020 Summary Compensation Table).

** Includes an average $480,438 award reported under the “Stock” column and an average $170,829 award reported under the “Non-Equity Incentive Plan Compensation” column (representing an RSU award granted to certain non-PEO NEOs in March 2021 in partial satisfaction of their respective 2020 short-term incentive plan payments, as described in our 2020 Summary Compensation Table).

(2)	For 2022, the non-PEO NEOs are Michael J. Ragen, Jonathan H. Baksht, Timothy A. Levenda, Douglas E. Owenby and Eric A. Wulf. For 2021, the non-PEO NEOs are John P. Rooney and Messrs. Ragen, Owenby, Levenda and Wulf. For 2020, the non-PEO NEOs are Messrs. Ragen, Rooney, Levenda and Wulf.

(3)	TSR is cumulative, calculated in accordance with Item 201(e) of Regulation S-K. The peer group for which total shareholder return is presented in this column is the peer group our Compensation Committee used for the applicable year in evaluating and setting executive compensation. For 2020 and 2021, this peer group is comprised of AptarGroup, Inc., Avery Dennison Corporation, Berry Global Group, Inc., Clearwater Paper Corporation, Crown Holdings, Inc., Graphic Packaging Holding Company, Greif, Inc., P.H. Glatfelter Company, Packaging Corporation of America, Sealed Air Corporation, Silgan Holdings Inc., Sonoco Products Company, Tupperware Brands Corporation and Verso Corporation. For 2022, O-I Glass, Inc. and Resolute Forest Products Inc. were included as well and Verso Corporation, which was acquired in the first quarter of 2022, was not included.

(4)	Reflects “Net Income (Loss)” for each applicable year as set forth in our Consolidated Statements of Income (Loss) included in our Annual Report on Form 10-K for each of the applicable years.

(5)	Reflects Adjusted EBITDA from continuing operations, as defined in Annex A.

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Set forth below is a graph showing the relationship between (i) the aggregate CAP of our PEOs and the average of the CAP of our NEOs other than the PEOs, (ii) our cumulative total shareholder return (“TSR”) and (iii) the cumulative TSR of our peer group, in each case over the past three years (except for TSR metrics, which in the case of 2020 begin with our initial public offering date in September 2020). For purposes of these graphs, the amount reported as CAP of our PEOs during 2020 and 2021 reflects the aggregate of the CAP of both persons serving as PEO during the applicable year.

The  peer groups whose information is reflected in this graph are described in footnote (4) to the principal Pay Versus Performance table set forth above.

Set forth below is a graph showing the relationship between (i) the CAP of our PEOs and the average of the CAP of our NEOs other than the PEOs and (ii) our net income (loss), in each case over the past three years:

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Set forth below is a graph showing the relationship between (i) the CAP of our PEOs and the average of the CAP of our NEOs other than the PEOs and (ii) our Adjusted EBITDA, which is our Company-Selected Measure, in each case over the past three years:

Set forth below is a tabular list of the financial performance measures our Compensation Committee used to link the CAP of our NEOs in 2022 to our performance. Because fewer than three financial performance measures were used to link the CAP of our NEOs in 2022 to our performance, we list fewer than three measures below pursuant to Item 402(v)(6)(ii) of Regulation S-K.

Adjusted EBITDA
Free Cash Flow

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Certain Relationships and Related Party Transactions

The following is a description of transactions since January 1, 2022 to which we have been, are or will be a party, in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or beneficial owners of more than 5% of our voting securities, or affiliates or immediate family members of any of our directors, executive officers or beneficial owners of more than 5% of our voting securities, had or will have a direct or indirect material interest.

Supply, Warehousing and Freight Arrangements

Our indirect, wholly-owned subsidiary Pactiv LLC has entered into supply arrangements with RCP to continue to purchase products from and sell products to each other, primarily aluminum foil, aluminum foil containers and tableware products. RCP is one of our affiliates, by virtue of its common ownership by PFL. We amended these agreements on March 31, 2023 and they are currently scheduled to expire on December 31, 2027. RCP charged us $96.8 million, and we charged RCP $399.2 million, under these arrangements during 2022.

Pactiv LLC and RCP have also entered into a warehousing and freight services agreement pursuant to which Pactiv LLC will store certain of RCP’s finished goods in its warehouses and provide certain freight services. The term of the warehousing services under the agreement varies by location. The term of the freight services under the agreement expires on various dates, with a final termination date of December 31, 2024. We charged RCP $23.3 million under this agreement during 2022.

Transition Services Agreements with RCP and Graham Packaging

We have entered into Transition Services Agreements, or TSAs, with RCP and Graham Packaging. Like RCP, Graham Packaging is one of our affiliates, by virtue of its common ownership by PFL. Additionally, Mr. King serves on the Board of Directors of Graham Packaging.

●	Under the TSA with RCP, we provided certain administrative and support services to RCP, including information technology services; accounting, treasury, financial reporting and transaction support; human resources services; procurement services; tax, internal audit, legal, regulatory and trade compliance related services; and other corporate services. These services were consistent with administrative services we provided to RCP before its IPO, and the charges were at forecasted cost or current cost-plus margin. In addition, RCP provided certain services to us, consistent with services it provided before its IPO, which were also charged at current cost-plus margin. The term of this TSA expired in February 2022, although certain of the services terminated before that date. No amounts were charged under this TSA during 2022.

●	On December 1, 2021, our indirect, wholly-owned subsidiary Pactiv Evergreen Services Inc. entered into an Information Technology Services Agreement with RCP pursuant to which it provides IT services to RCP in substantially the same manner as it did under the now-expired TSA at a predetermined hourly rate. The term of this agreement will continue until we no longer purchase or manage RCP products under our supply and warehousing and freight agreements with RCP described above, or until the agreement is earlier terminated in accordance with its terms. Amounts charged under this agreement during 2022 were less than $0.1 million.

●	Under the TSA with Graham Packaging, we continue to provide certain administrative services to Graham Packaging which are charged at forecasted cost or current cost-plus margin, including information technology services; accounting, treasury, financial reporting and transaction support services; human resources services; procurement services; tax, internal audit, legal, regulatory and trade compliance services; and other corporate services. In addition, Graham Packaging provides certain services to us, consistent with services provided by Graham to us before our IPO, which are charged at agreed hourly rates or at current cost-plus margin. The term of this TSA is currently scheduled to expire on August 4, 2023, although certain of the services terminated before that date. In 2022, we charged Graham Packaging $1.0 million under this TSA. Graham Packaging did not charge us under this TSA during 2022.

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IT License Usage Agreements

On August 4, 2020, we entered into an IT License Usage Agreement with Rank and Graham Packaging, pursuant to which we continue to receive usage rights under certain IT-related license and contractual arrangements held by certain of our affiliates and provide usage rights to certain of our affiliates under certain IT-related license and contractual arrangements we hold, each in consideration for pass-through costs for consumption or license maintenance based on each party’s proportionate use of these IT licenses or services. Rank is one of our affiliates, by virtue of its common beneficial ownership by Mr. Hart. In addition, Mr. Hugli serves as the Chief Financial Officer and a member of the Board of Directors of Rank. The IT License Usage Agreement continues in relation to each license or contract until the earliest of: (i) termination of the relevant license or contract; (ii) the providing party ceases to qualify for usage rights as an affiliate of the relevant license holder or contract counterparty; and (iii) the effective date that either party terminates the arrangement by written notice no less than six months before the next anniversary of the commencement date of the relevant IT-related license or contractual arrangement (such termination to be effective on the next anniversary of the commencement date). In 2022, we received $3.1 million under this agreement. Similarly, on August 31, 2021, our indirect, wholly-owned subsidiary Pactiv Evergreen Services Inc. entered into an IT License Usage Agreement with Rank and RCP, with identical terms in all material respects to the agreement with Rank and Graham Packaging described in the foregoing paragraph. In 2022, we did not receive any amounts under this agreement.

Leases

RCP leases its corporate headquarters in Lake Forest, Illinois from Pactiv LLC. It occupies approximately 102,000 square feet at market rent with a term of 10 years, which began on January 1, 2020, with two five-year renewal options. RCP also leases at market rent approximately 26,000 square feet in our Canandaigua, New York facility from Pactiv LLC for certain research and development activities. The Canandaigua lease began on January 1, 2020 and has a term of five years, but RCP may terminate the lease on six months’ notice. In 2022, we charged RCP $2.6 million under these leases.

Tax Matters Agreements

Allocation of Taxes

We entered into a Tax Matters Agreement with RCP in connection with its distribution from our consolidated group. We also entered into a Tax Matters Agreement with Graham Packaging in connection with its distribution. These tax matters agreements govern the parties’ respective rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, payment of taxes due, the control of audits and other tax proceedings and other matters regarding taxes. None of the parties’ obligations under the tax matters agreements are limited in amount or subject to any cap. No amounts were payable under the tax matters agreements with RCP and Graham Packaging for 2022.

Preservation of the Tax-Free Status of the RCP and Graham Packaging Distributions

Pursuant to the tax matters agreements described above, each of RCP and Graham Packaging have agreed to certain covenants that contain restrictions intended to preserve the tax-free status of the respective distributions. RCP and Graham Packaging may take certain actions otherwise prohibited by these covenants if they obtain and provide to us a ruling from the IRS or an opinion from a tax advisor recognized as an expert in federal income tax and acceptable to us, in each case, to the effect that the proposed action should not jeopardize the tax-free status of the applicable distribution, or if we consent to waive such requirements. Under the agreements, RCP and Graham Packaging are generally required to indemnify us against taxes incurred with respect to the applicable distribution that arise as a result of, among other things, a breach of any representation made under the agreement, including those provided in connection with an opinion of tax counsel; or RCP or Graham Packaging, as applicable, taking or failing to take, as the case may be, certain actions, in each case, that result in the distribution failing to meet the requirements for tax-free treatment under the Internal Revenue Code. These rights to indemnification apply even if RCP or Graham Packaging, as applicable, is permitted to take an action that would otherwise have been prohibited under the tax-related covenants because it obtained an opinion, IRS ruling or our consent. No indemnification claims were made under these agreements during 2022.

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Transition Services Agreement with Rank

On September 21, 2020, we entered into a Transition Services Agreement with Rank pursuant to which Rank, upon our request, provided certain administrative and support services to us, including financial reporting, consulting and compliance services, insurance and IT handover services, tax consulting services, treasury, human resources, administrative, relationship support and compensation management services, M&A transaction support services and legal and corporate secretarial support and related services for up to 24 months, charged at an agreed hourly rate plus any third-party costs. We also agreed to provide certain support services to Rank, including IT support, human resources and administrative support services and office space to a small number of Rank’s North American employees, and legal support for periods of up to 36 months, depending on the type of service. These services were consistent with the services provided by us to Rank before our IPO and were charged at an agreed hourly rate plus any third-party costs. In addition, we provided, at Rank’s request, certain historical tax and financial information to enable Rank to prepare certain of its tax and financial reports as well as legal support services. We paid Rank $0.1 million under this agreement in 2022.

Indemnification Agreement

On August 20, 2020, we entered into an Indemnification Agreement with Rank Treasury Limited, formerly Beverage Packaging Holdings I, which we refer to as RTL and which at the time of the agreement was a wholly-owned subsidiary and now is an affiliate by virtue of its common beneficial ownership by Mr. Hart, to indemnify it for certain losses, which we refer to as the Indemnifiable Losses, that it may have suffered in connection with a guarantee of a property lease to a third-party landlord as part of our divestment of a business. There were no charges under this agreement in 2022; however, during 2022, we paid a third party $0.5 million in consideration for its having obtained a release from the landlord of the Indemnifiable Losses, and the Indemnification Agreement has since been terminated.

Investment Advisory Agreement

On September 21, 2020, we entered into an Investment Advisory Agreement with our Pension Plans Investment Committee and RTL, for RTL to provide advisory services to the committee with respect to the assets of certain of our pension plans. The fee for services is based on the total employment cost of RTL’s employees providing the advisory services, plus reasonable third-party expenses. The agreement will continue until terminated by any party on written notice. In 2022, RTL charged us $2.2 million under this agreement.

Insurance Sharing Agreement

On September 21, 2020, we entered into an Insurance Sharing Agreement with Rank pursuant to which we agreed to an annual process to participate in certain insurance policies arranged by Rank and certain other of its affiliates. The only amounts payable by us to Rank under this agreement are our share of the premiums for the policies in which we participate and related service fees, to the extent that we have not paid them directly to the insurer. The agreement terminates if we elect no longer to participate in Rank’s insurance as of the next renewal or if we cease to be an affiliate of Rank. In 2022, we paid certain premiums and fees under this agreement directly to Aon Risk Services Australia Limited, our insurance broker, of which Aon paid $10.7 million to Rank Captive Insurance LLC, an affiliate of ours by virtue of its common beneficial ownership by Mr. Hart, which used all of those funds to purchase certain insurance coverages from third parties for provision to certain of our subsidiaries.

Policies and Procedures for Related Person Transactions

The Board has adopted a written policy with respect to related person transactions. This policy governs the review, approval and ratification of covered related person transactions. The Audit Committee of the Board oversees and manages this policy.

For purposes of this policy, a “related person transaction” is a transaction, including any financial transaction arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we or any of our subsidiaries was or is to be a participant, the amount involved exceeds $120,000 and in which any related person has or will have a direct or indirect material interest. For purposes of determining whether a transaction is a related person transaction, the Audit Committee relies upon Item 404 of Regulation S-K promulgated under the Exchange Act. The policy is available at https://investors.pactivevergreen.com under the caption “Governance” (but is not hereby incorporated herein by reference).

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Audit Committee Report

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Pactiv Evergreen under the Securities Act or the Exchange Act.

The primary purpose of the Audit Committee is to oversee our financial reporting processes on behalf of our Board. The Audit Committee’s functions are more fully described in its charter, which is available on our website at https://investors.pactivevergreen.com (but which is not hereby incorporated by reference). Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management Pactiv Evergreen’s audited financial statements as of and for the year ended December 31, 2022.

The Audit Committee has discussed with PwC, the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. In addition, the Audit Committee has discussed with PwC their independence, and has received from PwC the written disclosures and the letter required by the applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence. Finally, the Audit Committee discussed with PwC, with and without management present, the scope and results of PwC’s audit of Pactiv Evergreen’s audited financial statements as of and for the year ended December 31, 2022.

Based on these reviews and discussions, the Audit Committee has recommended to our Board that such audited financial statements be included in our Annual Report on Form 10-K for fiscal year 2022 for filing with the SEC. The Audit Committee also has engaged PwC as our independent registered public accounting firm for fiscal year 2023 and is seeking ratification of such selection by the shareholders.

The Audit Committee

Felicia D. Thornton, Chairperson

LeighAnne G. Baker

Rolf Stangl

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PROPOSAL ONE: ELECTION OF DIRECTORS

Our Board consists of seven seats, with one vacancy, and our Nominating Committee recommended, and our Board unanimously approved, the nomination of only six persons, Michael J. King, LeighAnne G. Baker, Duncan J. Hawkesby, Allen P. Hugli, Rolf Stangl and Felicia D. Thornton, for election to the Board at the Annual Meeting. There were no nominee recommendations from any shareholder submitted in accordance with our bylaws or Rule 14a-8 under the Exchange Act. Therefore, after the election, there will remain a vacancy on the Board. Proxies cannot be voted for a greater number of persons than the number of nominees named. Each of the nominees is currently a director. When elected, the nominees will serve as directors until our annual meeting of shareholders in 2024 and until a successor is qualified and elected or until his or her earlier resignation or removal. Please see “Executive Officers, Directors and Corporate Governance” for information concerning the nominees.

Proxies solicited by the Board will be voted in favor of the nominees listed above. We know of no reason why the nominees would not be available for election or, if elected, would be unable to serve. While we do not anticipate that any of the nominees will be unable to serve, if any should be unable to serve, the proxy holders reserve the right to substitute another person designated by the Board. Proxies cannot be voted for a greater number of individuals than the number of nominees.

Each director is elected by a plurality of the voting power of the shares present virtually or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Votes withheld and broker non-votes will have no effect on the outcome of the vote.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE
“FOR” ALL OF THE PROPOSED DIRECTOR NOMINEES LISTED.

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PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Background

After consideration of the firm’s qualifications and past performance, the Audit Committee has appointed PricewaterhouseCoopers LLP, which we refer to as PwC, as our independent registered public accounting firm for 2023.

PwC was initially engaged as our independent registered public accounting firm for 2009. The Audit Committee has again selected PwC as our independent registered public accounting firm for 2023, and believes that doing so is in the best interests of us and our shareholders. Under the Sarbanes-Oxley Act of 2002 and the rules of the SEC promulgated thereunder, the Audit Committee is solely responsible for the selection, appointment, compensation and oversight of the work of our independent registered public accounting firm. Although submission of the appointment of an independent registered public accounting firm to shareholders for ratification is not required by law, the Board considers the appointment of our independent registered public accounting firm to be an important matter of shareholder concern and is submitting the appointment of PwC for ratification by our shareholders as a matter of good corporate practice. A representative of PwC is expected to be present at the Annual Meeting with the opportunity to make a statement if he so desires and to be available to respond to appropriate questions.

The Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year, notwithstanding the results of any vote and despite the fact that it has already appointed PwC, if it believes that a change in our independent registered public accounting firm would be in our best interests and those of our shareholders. If our shareholders do not ratify this appointment, the Audit Committee may consider whether it should appoint another independent registered public accounting firm.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE
RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees

The following table summarizes the aggregate fees billed by PwC for 2022 and, for comparison purposes, the aggregate fees billed by PwC for 2021. The Audit Committee approved all of the fees described below.

	Year Ended December 31,
	2022	2021
Audit Fees	$5,703,000	$6,836,000
Audit-Related Fees	$1,279	$451,000
Tax Fees	–	$9,000
All Other Fees	$12,083	$10,000
Total Fees	$5,716,362	$7,306,000

Audit Fees

Audit fees include professional services rendered by PwC for the audit of our annual financial statements and an audit of the effectiveness of internal control over financial reporting and quarterly reviews of financial statements included in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. This category also includes fees for assistance with complex accounting transactions, fees for audits provided in connection with subsidiaries and statutory filings or services that generally only the principal auditor can reasonably provide to a client and consents and assistance with and review of documents filed with the SEC. Audit fees for 2021 included non-recurring fees of approximately $1 million associated with first-year Sarbanes-Oxley procedures and related to our acquisition of Fabri-Kal.

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Audit-Related Fees

Audit-related fees consist of amounts for assurance and related services for expanded audit procedures, including due diligence assistance, opening and closing balance sheet audits and reporting consultations for recent accounting pronouncements to be adopted.

Tax Fees

Tax fees include original and amended tax returns, studies supporting tax return amounts as may be required by Internal Revenue Service regulations, claims for refunds, assistance with tax audits and other work directly affecting or supporting the payment of taxes, planning, research and advice supporting our efforts to maximize the tax efficiency of our operations.

All Other Fees

All other fees are fees for products or services other than those in the above three categories. In 2022 and 2021, this included subscription fees to our independent auditors’ research and disclosure checklist tools.

Pre-Approval Policy

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of our independent auditors, and its charter requires it to pre-approve the audit services and non-audit services (including their fees and terms) to be provided by the Company’s independent auditor pursuant to pre-approval policies and procedures established by the Audit Committee. All of the services provided by PwC for 2022, described in the Principal Accountant Fees table above, were pre-approved by the Audit Committee.

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PROPOSAL THREE:
NON-BINDING PROPOSAL TO APPROVE THE COMPENSATION

OF THE NAMED EXECUTIVE OFFICERS IN 2022

We are providing our shareholders the opportunity to cast an advisory (non-binding) vote to approve the compensation of our NEOs in 2022 as disclosed in this Proxy Statement pursuant to Section 14A of the Exchange Act.

This proposal, commonly known as a “say-on-pay” vote, gives our shareholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific item of compensation or any specific NEO, but rather the overall compensation of all of our NEOs and our executive compensation philosophy, objectives and program, as described in this Proxy Statement.

At our most recent annual meeting at which the question was posed, shareholders approved an advisory vote to hold such say-on-pay votes annually, and we expect to continue to hold such votes annually. As described in the CD&A, we have designed the compensation arrangements for our NEOs to provide compensation in overall amounts and in forms that attract and retain talented and experienced individuals and motivate our executive officers to deliver strong financial performance and create superior long-term value for our customers, employees and shareholders. Accordingly, the Board and Compensation Committee recommend that shareholders vote in favor of the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the named executive officers of Pactiv Evergreen Inc. for 2022, as disclosed in the CD&A, the compensation tables and the narrative discussion contained in this Proxy Statement.”

Following our Annual Meeting, we expect to conduct the next say-on-pay vote at our 2024 annual meeting of stockholders.

Because your vote is advisory, it will not be binding on the Board or the Compensation Committee. However, the Board and the Compensation Committee will carefully review the voting results. To the extent there is any significant negative vote on this proposal, we may consult directly with shareholders to better understand the concerns that influenced the vote.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE
TO APPROVE THE NON-BINDING ADVISORY PROPOSAL APPROVING
THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS IN 2022

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Other Matters

The Board is not aware of any other matters to be presented for action at the Annual Meeting. However, if other matters properly come before the Annual Meeting, or any adjournment or postponement thereof, the persons voting the proxies will vote them in accordance with their best judgment.

By Order of the Board of Directors,

Chandra J. Mitchell
Corporate Secretary

Pactiv Evergreen Inc.

Lake Forest, Illinois
April 27, 2023

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ANNEX A

RECONCILIATION OF ADJUSTED EBITDA TO GAAP NET INCOME (LOSS)

This Proxy Statement contains information regarding Adjusted EBITDA from continuing operations, which we refer to simply as Adjusted EBITDA throughout this Proxy Statement. Adjusted EBITDA is a financial measure that is not calculated in accordance with generally accepted accounting principles in the United States, or GAAP. We define Adjusted EBITDA as net income (loss) from continuing operations calculated in accordance with GAAP, plus the sum of income tax expense, net interest expense, depreciation and amortization and further adjusted to exclude certain items, including but not limited to restructuring, asset impairment and other related charges, gains or losses on the sale of businesses and noncurrent assets, non-cash pension income or expense, operational process engineering-related consultancy costs, business acquisition and integration costs and purchase accounting adjustments, unrealized gains or losses on derivatives, foreign exchange gains or losses on cash, executive transition charges and gains or losses on certain legal settlements.

We have provided below a reconciliation of net income (loss) from continuing operations to Adjusted EBITDA, the most directly comparable GAAP financial measure. Adjusted EBITDA should not be considered as an alternative to net income (loss) from continuing operations or any other measure of financial performance calculated and presented in accordance with GAAP. In addition, our Adjusted EBITDA measure may not be comparable to similarly titled measures of other organizations as they may not calculate Adjusted EBITDA in the same manner that we do.

We present Adjusted EBITDA to assist in comparing performance from period to period and as a measure of operational performance. It is also a key measure used by our management team to generate future operating plans, make strategic decisions and incentivize and reward our employees. In addition, our management uses the Adjusted EBITDA of each reportable segment to evaluate its respective operating performance. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board. We also believe that using Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis because it excludes variations primarily caused by changes in the items noted above.

Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Instead, you should consider it alongside other financial performance measures, including our net income (loss) from continuing operations and other GAAP results. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future we will incur expenses such as those that are the subject of adjustments made in deriving Adjusted EBITDA, and you should not infer from our presentation of Adjusted EBITDA that our future results will not be affected by these expenses or any unusual or non-recurring items.

Pactiv Evergreen 2023 Proxy Statement	67

The following table presents a reconciliation of net income (loss) from continuing operations to Adjusted EBITDA for each of the periods presented:

	For the Years Ended December 31,
(In millions)	2022	2021	2020
Net income (loss) from continuing operations (GAAP)	$319	$33	$(10)
Income tax expense (benefit)	149	(4)	(112)
Interest expense, net	218	191	371
Depreciation and amortization	339	344	289
Restructuring, asset impairment and other related charges (1)	58	9	28
Gain on sale of business and noncurrent assets (2)	(266)	–	(1)
Non-cash pension income (3)	(49)	(101)	(71)
Operational process engineering-related consultancy costs (4)	9	21	13
Business acquisition costs and purchase accounting adjustments (5)	6	15	–
Unrealized losses (gains) on derivatives	4	7	(10)
Foreign exchange losses on cash	3	2	15
Executive transition charges (6)	2	10	–
Gain on legal settlement (7)	(15)	–	–
Costs associated with legacy facility (8)	6	–	–
Goodwill impairment charges (9)	–	–	6
Related party management fee (10)	–	–	49
Strategic review and transaction-related costs (11)	–	–	47
Other	2	4	1
Adjusted EBITDA (Non-GAAP)	$785	$531	$615

(1)	Reflects restructuring, asset impairment and other related charges (net of reversals) primarily associated with the remaining closures businesses that are not reported within discontinued operations, the closure of Beverage Merchandising’s coated groundwood operations and our corporate operations.

(2)	Reflects the gain from the sale of businesses and noncurrent assets, primarily related to the sale of Beverage Merchandising Asia and the sale of our equity interests in Naturepak Beverage Packaging Co. Ltd. during 2022.

(3)	Reflects the non-cash pension income related to our employee benefit plans, including the pension settlement gains of $57 million and $22 million recognized during 2022 and 2021, respectively.

(4)	Reflects the costs incurred to evaluate and improve the efficiencies of our manufacturing and distribution operations.

(5)	Reflects amounts related to the acquisition of Fabri-Kal, including a $12 million inventory fair value step-up that was expensed within cost of sales during 2021.

(6)	Reflects charges relating to key executive retirement and separation agreements.

(7)	Reflects the gain, net of costs, arising from the settlement of a historical legal action.

(8)	Reflects costs related to a closed facility that was sold prior to our acquisition of the entity.

(9)	Reflects goodwill impairment charges in respect of our remaining closures operations.

(10)	Reflects the related party management fee charged by Rank to us and the fee to terminate this arrangement upon our IPO. Following our IPO, we are no longer charged the related party management fee.

(11)	Reflects costs incurred for strategic reviews of our businesses, primarily in anticipation of and in connection with the IPO, as well as other costs related to our IPO, that cannot be offset against the proceeds of the IPO.

Pactiv Evergreen 2023 Proxy Statement	68

pactivevergreen.com

Pactiv Evergreen 2023 Proxy Statement

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM Eastern Daylight Time on June 6, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

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V11646-P88637

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PACTIV EVERGREEN INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) LeighAnne G. Baker
02) Duncan J. Hawkesby
03) Allen P. Hugli
04) Michael J. King
05) Rolf Stangl
06) Felicia D. Thornton

The Board of Directors recommends you vote FOR Proposals 2 and 3:

	For	Against	Abstain
2. Ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.	☐	☐	☐
3. Advisory resolution approving the compensation of our named executive officers in 2022.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof.

You may attend the meeting and vote during the meeting when the polls are open via the Internet. We recommend, however, that you vote before the meeting even if you plan to participate in the meeting. When voting, have the information that is printed in the box marked by the arrow and follow instructions.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V11647-P88637

PACTIV EVERGREEN INC.
Annual Meeting of Stockholders
June 7, 2023 at 2:00 PM CDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Michael J. King, Jonathan H. Baksht and Chandra J. Mitchell, or each of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of PACTIV EVERGREEN INC., that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 2:00 PM CDT on June 7, 2023, via a live webcast at www.virtualshareholdermeeting.com/PTVE2023, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors.

Continued and to be signed on reverse side